UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ZIOPHARM Oncology, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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One First Avenue, Parris Building 34, Navy Yard Plaza

Boston, Massachusetts 02129

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on June 19, 2013

To the stockholders of ZIOPHARM Oncology, Inc.:

Please take notice that the annual meeting of stockholders of ZIOPHARM Oncology, Inc. will be held, pursuant to due call by the board of directors, at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, First Floor, Boston, Massachusetts 02129, on Wednesday, June 19, 2013, at 11:00 a.m. Eastern time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect seven directors;

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for 2013;

3.	To approve, on an advisory basis, the compensation of our named executive officers as identified in the proxy statement for the annual meeting; and

4.	To transact any other business as may properly come before the meeting or any adjournments thereof.

Pursuant to action of the board of directors, stockholders of record on April 22, 2013 will be entitled to vote at the annual meeting or any adjournments thereof. Your attention is directed to the proxy statement available at http:// www.proxyvote.com for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended December 31, 2012 is also available at the same internet address.

Whether or not you expect to attend the annual meeting, please vote by proxy over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you vote by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

By Order of the Board of Directors,

Caesar J. Belbel

Executive Vice President, Chief Legal Officer and Secretary

Boston, Massachusetts

April 29, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2013 AT OUR PRINCIPAL EXECUTIVE OFFICES AT ONE FIRST AVENUE, PARRIS BUILDING 34, NAVY YARD PLAZA, FIRST FLOOR, BOSTON, MASSACHUSETTS 02129:

The proxy statement for the meeting and our 2012 Annual Report are available at http:// www.proxyvote.com

This Notice is not a form for voting and presents only an overview of the proxy materials, which contain important information and are available on the internet or by mail. We encourage you to access and review the proxy materials before voting by accessing the internet website above, or by submitting a written request for a copy of the proxy statement and our 2012 Annual Report to ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129, Attention: Secretary, or you may contact our Secretary at (617) 259-1970 prior to June 3, 2013.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of ZIOPHARM Oncology, Inc. (sometimes referred to as the “Company”) is soliciting your proxy to vote at the 2013 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 1, 2013 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June19, 2013, at 11:00 a.m. Eastern time, at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, First Floor, Boston, Massachusetts 02129. Directions to our principal executive offices are available at our website at http://www.ziopharm.com. Our website and the information contained therein are not incorporated into this proxy statement. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2013, which we refer to as the Record Date, will be entitled to vote at the annual meeting. On the Record Date, there were 83,603,895 shares of common stock outstanding and entitled to vote.

Stockholder of Record — Shares Registered in Your Name: If on April 22, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank: If on April 22, 2013 your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of seven directors;

2.	Ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for 2013; and

3.	Approval, on an advisory basis, of the compensation of our named executive officers as identified in this proxy statement.

What if another matter is properly brought before the meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal No. 1, you may vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any of the nominees you specify. With respect to Proposal No. 2 and Proposal No. 3, you may vote “For” or “Against,” or you may abstain from voting.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Stockholder of Record — Shares Registered in Your Name: If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using a proxy card, you may request a proxy card by following the instructions in the Notice. Once you receive the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone from a location in the United States, dial toll-free 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern time, on June 18, 2013 to be counted.

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To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the Notice. Your vote must be received by 11:59 p.m. Eastern time, on June 18, 2013 to be counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank: If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2013.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” ratification of McGladrey LLP as our independent registered public accounting firm for 2013 and “For” the approval, on an advisory basis, of the compensation of our named executive officers as identified in this proxy statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

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You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal Three and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for 2013 (Proposal Two) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

The election of directors (Proposal One), and the approval, on an advisory basis, of the compensation of our named executive officers (Proposal Three) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals One and Three.

How many votes are needed to approve each proposal?

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For Proposal No. 1, which relates to the election of directors, the seven nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, which relates to the ratification of McGladrey LLP as our independent registered public accounting firm for 2013, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal No. 3, which relates to the approval, on an advisory basis, of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be filed on a current report on Form 8-K on or before June 25, 2013.

A COPY OF OUR 2012 ANNUAL REPORT (INCLUDING A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012, AS FILED WITH THE SEC) IS BEING FURNISHED CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR A COPY OF THE 2012 ANNUAL REPORT TO ZIOPHARM ONCOLOGY, INC., ONE FIRST AVENUE, BUILDING 34, NAVY YARD PLAZA, BOSTON, MASSACHUSETTS 02129, ATTENTION: SECRETARY OR MAY CONTACT OUR SECRETARY AT (617) 259-1970.

PROPOSALS

Proposal No. 1. Election of Directors

Our board of directors currently consists of the seven directors identified below, each of whom was previously elected by the stockholders, plus one vacancy. If re-elected, each nominee has consented to serve as one of our directors, to hold office until the next annual meeting of stockholders, until his or her successor is elected and shall have qualified, or until his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any director nominee should withdraw or otherwise become unavailable to serve, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our board. We are not aware of any reason that a nominee will be unable or unwilling to serve as a director.

On July 16, 2012, Richard E. Bagley was terminated as President and Chief Operating Officer and from our board of directors, leaving one vacant position on our board. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors or may be elected by a plurality of the stockholder votes cast. A director elected by the board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term or until the director’s successor is duly elected and qualified. Our board of directors intends to appoint a director to fill the vacancy left by Mr. Bagley’s termination.

Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the nominating and corporate governance committee has evaluated the board’s current members in the broader context of the board’s overall composition. The nominating and corporate governance committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the nominating and corporate governance committee views as critical to effective functioning of the board.

The following table contains biographical information, as of the date of this proxy statement, together with information about the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the nominating and corporate governance committee to believe that the nominee should continue to serve on the board.

Jonathan Lewis, M.D., Ph.D.	Dr. Lewis is our Chief Executive Officer and one of our directors, serving in these capacities since our September 2005 acquisition of ZIOPHARM, Inc. Dr. Lewis previously served as Chief Executive Officer and a director of ZIOPHARM, Inc. since January 2004. He served as Chief Medical Officer and Chairman of the Medical Board at Antigenics, Inc. from June 2000 until November 2003. From July 1994 until June 2001, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center. He has been actively involved in leading translational and clinical research in cancer, and is widely recognized by patient advocacy groups. He has received numerous honors and awards in medicine and science, including the American Society of Clinical Oncology Young Investigator Award, the Yale University Ohse Research Award, and the Royal College of Surgeons Trubshaw Medal. He serves as a director on the board of directors of the Police Organization Providing Peer Assistance of the New York City Police Department, a member of the Medical Advisory Board of the Sarcoma Foundation of America, a member of the Scientific Advisory Board of the Combat Wound Initiative Program of the Henry M. Jackson Foundation for the Advancement of Military Medicine, and as Chairman of the board of directors of the Hope Funds for Cancer Research. Dr. Lewis previously served as a director of Delcath Systems, Inc., a development stage, specialty pharmaceutical and medical device company focused on oncology, from June 2007 to December 2008. Dr. Lewis holds a MB.B.Ch. from Witwatersrand University School of Medicine (Johannesburg, South Africa) and a Ph.D. in molecular biology from Witwatersrand and Yale University School of Medicine. Dr. Lewis is 54 years old.

The board believes that Dr. Lewis is an appropriate person to represent management on the board given his position as our principal executive officer, his tenure with us, which dates back to our inception, his professional credentials, his standing in the medical community and his clinical research experience.

Murray Brennan, M.D.	Dr. Brennan, who currently serves as the board’s non-executive Lead Director, has been one of our directors since our September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since December 2004. Dr. Brennan is Emeritus Chairman of Memorial Sloan-Kettering’s Department of Surgery and previously served as its Chairman from 1985 to 2007. Dr. Brennan is the Benno C. Schmidt Chair in Clinical Oncology at the Memorial Sloan Kettering Cancer Center, continues to operate at this institution and currently serves as its Vice President for International Programs. Dr. Brennan also is a member of the Institute of Medicine of The National Academy of Sciences. He actively lectures at major institutions throughout the world and has authored or co-authored more than 1000 scientific papers. He previously served as a director of the American Board of Surgery, Chairman of the American College of Surgeons Commission on Cancer, President of the Society of Surgical Oncology, President of the American Surgical Association, President of the Society of Clinical Surgery and Vice President of the American College of Surgeons. He is the recipient of numerous honors, honorary degrees and fellowships for his leadership role in surgery and oncology worldwide. He serves on the board of directors of the de Beaumont Foundation, a charitable foundation designed to support public health in the United States and elsewhere. Dr. Brennan is 73 years old.

Dr. Brennan’s credentials and standing in the medical community worldwide, and the oncology community specifically, along with the leadership roles in which he has served at various esteemed organizations, provide experience and credibility that the board believes make him well suited to serve on the board and as its non-executive Lead Director.

James A. Cannon	James (Jim) Cannon has been one of our directors since our September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since December 2004. Mr. Cannon is currently Vice Chairman, Chief Financial Officer and a member of the board of directors of BBDO Worldwide, an advertising agency. In these capacities, he oversees the financial management of BBDO operations in 77 countries. Jim joined BBDO in 1967, was promoted to Chief Financial Officer of the agency in 1984, and was elected to its board of directors one year later. An integral member of the team that formed Omnicom via a unique three-agency merger of BBDO, DDB and Needham Harper & Steers, Jim became Comptroller of the new group (NYSE: OMC) and a member of its board of directors in 1986, a position he held through 2002. In 1987, he was appointed Director of Financial Operations of the Omnicom Group, serving in this capacity until early 1989 when he rejoined BBDO Worldwide as Executive Vice President and Chief Financial Officer. His return was concurrent with that of Allen Rosenshine who became Chairman and Chief Executive officer of BBDO after heading Omnicom. Jim was promoted to

Vice Chairman of the agency in 1990. Mr. Cannon is a graduate of Pace University and served in the U.S. Marine Corps. Mr. Cannon is 74 years old.

The board believes that Mr. Cannon is qualified to serve as one of our directors based on his financial skills and overall business judgment. In addition, the role played by Mr. Cannon at BBDO, where he oversees the financial management of that company’s international operations, uniquely qualifies him to serve as Chair of the audit committee.

Senator Wyche Fowler, Jr.	Senator Wyche Fowler, Jr. has been one of our directors since our September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since December 2004. Senator Fowler served for 16 years in the United States Congress representing the state of Georgia, from April 1977 to January 1993. In the U.S. Senate he served as assistant floor leader, helping mold a bipartisan consensus for major public policy issues. Senator Fowler was a member of the U.S. Senate Appropriations, Budget, Energy and Agriculture Committees. First elected to the U.S. House of Representatives, he was a member of the Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. Following his service in the United States Congress, Senator Fowler served as U.S. Ambassador to the Kingdom of Saudi Arabia from 1996 through 2001. On his return, the FBI awarded him its highest civilian honor, The Jefferson Cup, for his assistance in combating terrorism and for helping solve terrorism crimes against the U.S. military in Saudi Arabia. He was named Lion of Judah by the State of Israel for successfully freeing Soviet Jew Yakov Gluzman. Senator Fowler is currently engaged in an international business and law practice, and serves as Chairman Emeritus of the Board of the Middle East Institute, a non-profit foundation in Washington, D.C. Senator Fowler also serves on the board of directors of Shubert Theaters, the Shubert Foundation, Brandywine Realty Trust and Keryx Biopharmaceuticals, Inc., a biopharmaceutical company. Senator Fowler holds an A.B. in English from Davidson College and a J.D. from Emory University School of Law. Senator Fowler is 72 years old.

Senator Fowler’s background and experience in the United States Congress, and the leadership qualities exemplified during and since his tenure in Congress, are attributes that the board believes benefit our overall board operations. In addition, his international business and law experience qualify him to serve on the board.

Randal J. Kirk	Randal J. Kirk has been one of our directors since January 2011. Mr. Kirk is the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the board of directors of New River Pharmaceuticals Inc. (previously traded on NASDAQ prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the board of directors of Scios, Inc. (previously traded on NASDAQ prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and as a member of the board of directors of Clinical Data, Inc. (previously traded on NASDAQ prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011, and was Chairman of the board from December 2004 to April 2011. Mr. Kirk currently serves in a number of additional capacities, including as a member of the board of directors of Halozyme Therapeutics, Inc. (NASDAQ: HALO), since May 2007 and as Chairman of the board of directors of Intrexon Corporation since February 2008 and Chief Executive Officer since April 2009. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the board from September 2006 to September 2008, and has served on the board of directors of the Radford University Foundation, Inc. from September 1998 to May 2011. He served on the Board of Visitors of the University of Virginia and Affiliated Schools from July 2009 to October 2012, on the Virginia Advisory Council on Revenue Estimates from July 2006 to October 2012, and on the Governor’s Economic Development and Jobs Creation Commission from April 2010 to October 2012. Mr. Kirk received a B.A. in business from Radford University and a J.D. from the University of Virginia. Mr. Kirk is 59 years old.

Mr. Kirk’s extensive experience and record of achievement as an entrepreneur, investor, top executive and board member of numerous leading pharmaceutical and other health care companies qualifies him to serve on the board. Although we do not believe that share ownership qualifies any person to serve as one of our directors, we also believe that Mr. Kirk’s direct and indirect ownership of our common stock (approximately 17.9% beneficial ownership as of the Record Date) aligns his interests with those of our stockholders and drives the board’s focus on maximizing stockholder value.

Timothy McInerney	Timothy McInerney has been one of our directors since our September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since July 2005. In June of 2007, Mr. McInerney joined Riverbank Capital, which specializes in financing for the biotech and specialty pharmaceutical industry, as a Partner. From 1992 to March 2007, Mr. McInerney was a Managing Director of Paramount BioCapital, Inc. where he oversaw the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear Sterns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John’s University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems. Mr. McInerney currently serves as Chairman of the board of directors of Insite Vision Inc., an opthalmologic product development company, Emisphere Technologies, Inc., a biopharmaceutical company, and Edgemont Pharmaceuticals, LLC, a pharmaceutical company, and previously served on the board of directors of Manhattan Pharmaceuticals, Inc. a biopharmaceutical company. Mr. McInerney is 52 years old.

Mr. McInerney’s experiences with investment banking firms that have specialized in forming and raising capital for pharmaceutical development companies makes him uniquely qualified to serve on the board. We have benefitted and continue to benefit from the various contacts that Mr. McInerney has in the investment community and his involvement with other biotechnology companies provides valuable context to board discussions.

Michael Weiser, M.D., Ph.D.	Dr. Weiser has been one of our directors since our September 2005 acquisition of ZIOPHARM, Inc. and previously served as a director of ZIOPHARM, Inc. since its inception in September 2003. Dr. Weiser is currently founder and co-chairman of Actin Biomed, a New York-based healthcare investment firm advancing the discovery and development of novel treatments for unmet medical needs. Prior to joining Actin Biomed in December 2006, Dr. Weiser was the Director of

Research at Paramount BioCapital where he was responsible for the scientific, medical and financial evaluation of biomedical technologies and pharmaceutical products under consideration for development. In addition, Dr. Weiser has received awards for both academic and professional excellence and is published extensively in both medical and scientific journals. Dr. Weiser is a member of The National Medical Honor Society, Alpha Omega Alpha, American Society of Clinical Oncology, American Society of Hematology and Association for Research in Vision and Ophthalmology. Dr. Weiser currently serves on the board of directors of Chelsea Therapeutics International and Emisphere Technologies, Inc., both biopharmaceutical companies, as well as on the board of directors of several privately held companies. Dr. Weiser previously served as a director of Hana Biosciences, Inc., Manhattan Pharmaceuticals, Inc. and Vioquest Pharmaceuticals, Inc. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine. He performed his post-graduate medical training in the Department of Obstetrics and Gynecology at New York University Medical Center. Dr. Weiser also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience at New York University School of Medicine and received his B.A. in psychology from University of Vermont. Dr. Weiser is 50 years old.

Dr. Weiser’s medical education and background coupled with his experiences as co-chairman of a healthcare investment firm and former Director of Research for a biotechnology investment banking firm, provide him with a unique background and skill set that have added and continue to add value to the board. In addition, Dr. Weiser’s service on the boards of directors of various public biotechnology companies and his knowledge of compensation trends also makes him well suited to serve as a member of the compensation committee.

None of the director nominees is related by blood, marriage or adoption to any of our other director nominees or executive officers. Mr. Randal J. Kirk, as a designee of Intrexon Corporation, or Intrexon, has been nominated and recommended for re-election at the annual meeting in accordance with a Stock Purchase Agreement dated January 6, 2011 between us and Intrexon. Pursuant to that agreement, we agreed that at each stockholders’ meeting at which directors are to be elected, we will nominate and recommend for election to the board an individual designated by Intrexon, provided that the board determines that he or she is a suitable candidate. We further agreed that if Intrexon’s designee is not elected to the board by our stockholders, then, at Intrexon’s election, such designee will be entitled to attend all board and committee meetings as an observer subject to certain conditions and limitations. Other than Mr. Kirk, no other the director nominee is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named above. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum.

The board recommends that you vote FOR the election of each named nominee.

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors and management are committed to the quality, integrity and transparency of the financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the audit committee of the board has appointed McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. A representative of McGladrey LLP is expected to attend the annual meeting. He or she will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from stockholders.

We are not required by statute or our by-laws or other governing documents to obtain stockholder ratification of the appointment of McGladrey LLP as our independent registered public accounting firm. The audit committee has submitted the appointment of McGladrey LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee may reconsider its selection. Notwithstanding the proposed ratification of the appointment of McGladrey LLP by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of McGladrey LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The board recommends that you vote FOR the ratification of the appointment of McGladrey

LLP as our independent registered public accounting firm for 2013.

Proposal No. 3. Advisory Vote on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission, or SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently intend to conduct this advisory vote annually, with the next such vote to occur at next year’s Annual Meeting.

The compensation of our named executive officers is disclosed in the section entitled “Executive Compensation” below, including the tabular and narrative disclosures set forth in such section under the headings “Executive Compensation Tables” and “Compensation Discussion and Analysis.” As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our company successfully in a competitive environment.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve the compensation of the “named executive officers” of ZIOPHARM Oncology, Inc., as disclosed in the section entitled “Executive Compensation” in the Proxy Statement for the ZIOPHARM Oncology, Inc. 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve, on an advisory basis, the compensation of our named executive officers as described herein. Because the vote is advisory, it will not be binding on us, the board or its compensation committee. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the board and its compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The board recommends that you vote FOR the proposal to approve the compensation of our named executive officers, as described in this proxy statement.

Other Matters

The board of directors is not aware of any matter to be presented for action at the annual meeting other than the three proposals described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2014 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129, by no later than January 1, 2014. Due to the complexity of the respective rights of the stockholders and us in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted to us by certified mail, return receipt requested.

Rule 14a-4 under the Securities Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxyholders will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter. If a stockholder wishes to bring a matter before the stockholders at the 2014 Annual Meeting but does not notify us before March 17, 2014, for all proxies we receive, the management proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder’s proposal.

EXECUTIVE OFFICERS

You should refer to “Proposal No. 1. Election of Directors” above in this proxy statement for information about our Chief Executive Officer, Jonathan Lewis, M.D., Ph.D. Biographical information for our other executive officers, as of the date of this proxy statement, follows.

Jason A. Amello Executive Vice President, Chief Financial Officer and Treasurer	Mr. Amello has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2012. Previously, from December 2008 until June 2011, Mr. Amello was Senior Vice President, Corporate Controller and Chief Accounting Officer of Genzyme Corporation, which was acquired by Sanofi-Aventis in April 2011. He was Vice President, Strategic Financial Services of Genzyme Corporation from June 2004 to November 2008. Mr. Amello holds a bachelor’s degree from Boston College and is a certified public accountant in the Commonwealth of Massachusetts. He is 44 years old.

Caesar J. Belbel Executive Vice President, Chief Legal Officer and Secretary	Mr. Belbel has served as our Executive Vice President, Chief Legal Officer and Secretary since September 2011. From May 2003 to May 2011, he was Executive Vice President, Chief Legal Officer and Secretary of Clinical Data, Inc., a biopharmaceutical company that was acquired in April 2011 by Forest Laboratories, Inc. Mr. Belbel holds a bachelor’s degree from Columbia University and a juris doctor degree from Boston College Law School. He is 53 years old.

There are no family relationships among any of the directors or executive officers. None of the executive officers is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers.

EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table for Fiscal 2012

Richard E. Bagley was terminated as our President and Chief Operating Officer on July 16, 2012, and was our principal financial officer until May 7, 2012, following which on May 8, 2012 Jason A. Amello became our principal financial officer when he joined the Company as our Executive Vice President, Chief Financial Officer and Treasurer. Hagop Youssoufian, M.Sc., M.D. was terminated as our President of Research and Development and Chief Medical Officer on April 2, 2013. The following table sets forth information regarding compensation earned by our named executive officers, who consist of our principal executive officer, our principal financial officer and our two other executive officers in 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Jonathan Lewis, M.D., Ph.D	2012	$485,100	$97,020	—	$875,940	$122,789	(2)	$1,580,849
Chief Executive Officer	2011	$485,100	$58,212	$453,264	—	$69,756	(3)	$1,066,332
	2010	$462,000	170,016	—	$502,500	114,188	(4)	$1,248,704

Jason A. Amello(5)	2012	$226,827	$61,250	$112,500	$1,071,480	$195	(6)	$1,472,252
Executive Vice President, Chief Financial Officer and Treasurer

Richard Bagley(7)	2012	$206,329	—	—	—	$509,644	(8)	$715,973
President, Chief Operating Officer and Chief Financial Officer	2011	$378,230	$39,714	$228,326	—	$1,905	(9)	$648,175
	2010	$347,000	$111,734	—	$335,000	$2,784	(10)	$796,518

Caesar J. Belbel(11)	2012	$325,000	$56,875	$219,448	$437,970	$569	(12)	$1,039,862
Executive Vice President, Chief Legal Officer and Secretary	2011	$104,792	$11,261	$95,159	$726,000	$115	(13)	$937,327

Hagop Youssoufian, M.Sc., M.D.(14)	2012	$450,000	$278,750	—	$525,564	$52,545	(15)	$1,306,859
President of Research and Development and Chief Medical Officer	2011	$207,981	$47,250	$582,826	$1,050,000	$9,469	(16)	$1,897,526

(1)	These amounts have been calculated in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these restricted stock awards and stock options, please see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 18, 2013. These amounts reflect our accounting expense for these restricted stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officers.
(2)	Of such amount,(i) $3,525 represents the dollar value of life insurance premiums we paid for the benefit of Dr. Lewis during 2012, (ii) $80,471 represents taxable perquisites including $3,720 for health club dues, and $76,751 for transportation costs, and (iii) $38,793 represents “gross up” amounts reimbursed to Dr. Lewis for the payment of taxes on such perquisites.
(3)	Of such amount,(i) $3,191 represents the dollar value of life insurance premiums we paid for the benefit of Dr. Lewis during 2011, (ii) $44,527 represents taxable perquisites including $3,777 for health club dues, and $40,750 for transportation costs, and (iii) $22,038 represents “gross up” amounts reimbursed to Dr. Lewis for the payment of taxes on such perquisites.
(4)	Of such amount, (i) $4,011 represents the dollar value of life insurance premiums we paid for the benefit of Dr. Lewis during 2010, (ii) $68,656 represents taxable perquisites including $5,016 for health club dues, $40,040 for transportation costs and $23,600 of reimbursement for the value of personal property stolen in connection with employment-based travel, and (iii) $41,521 represents “gross up” amounts reimbursed to Dr. Lewis for the payment of taxes on such perquisites.

(5)	Mr. Amello joined us in May 2012. Mr. Amello’s base salary in 2012 was $350,000. The amounts reflected in the table above reflect his partial year of service in 2012.
(6)	Represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Amello during 2012.
(7)	Mr. Bagley was terminated as our President and Chief Operating Officer on July 16, 2012. The amounts reflected in the table above reflect his partial year of service in 2012.
(8)	Of such amount, $466,152 represents severance and health and dental premiums that we paid to Mr. Bagley in connection with his termination, $42,238 represents accrued vacation that we paid to Mr. Bagley upon his termination, $1,254 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Bagley during 2012.
(9)	Of such amount, $1,905 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Bagley during 2011.
(10)	Of such amount, $1,900 represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Bagley during 2010, and $884 represents “gross up” amounts reimbursed to Mr. Bagley for the payment of taxes.
(11)	Mr. Belbel joined us in September 2011. Mr. Belbel’s base salary in 2011 was $325,000. The amounts reflected in the table above reflect his partial year of service in 2011.
(12)	Represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Belbel during 2012.
(13)	Represents the dollar value of group term life insurance premiums we paid for the benefit of Mr. Belbel during 2011.
(14)	Dr. Youssoufian joined us in July 2011. Dr. Youssoufian’s base salary in 2011 was $450,000. The amounts reflected in the table above reflect his partial year of service in 2011.
(15)	Of such amount,(i) $386 represents the dollar value of life insurance premiums we paid for the benefit of Dr. Youssoufian during 2012, (ii) $39,331 represents taxable perquisites including $19,331 for transportation costs and $20,000 for a moving allowance, and (iii) $12,828 represents “gross up” amounts reimbursed to Dr. Youssoufian for the payment of taxes on such perquisites.
(16)	Of such amount, (i) $323 represents the dollar value of life insurance premiums we paid for the benefit of Dr. Youssoufian during 2011, (ii) $6,242 represents taxable perquisites for transportation costs, and (iii) $2,904 represents “gross up” amounts reimbursed to Dr. Youssoufian for the payment of taxes on such perquisites.

Grants of Plan-Based Awards for Fiscal 2012

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2012 to the named executive officers. The equity awards granted in 2012 identified in the table below are also reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End”:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(s)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)
Jonathan Lewis, M.D., Ph.D	N/A	$50,000	$300,000	$360,000	—	—	$—	$—
	12/31/12	—	—	—	—	300,000	4.16	875,940
Richard Bagley	N/A	—	—	—	—	—	—	—
Jason A. Amello	N/A	—	122,500	—	—	—	—	—
	5/8/12	—	—	—	25,000	—	—	112,500
	5/8/12	—	—	—	—	200,000	4.50	633,510
	12/31/12	—	—	—	—	150,000	4.16	437,970
Caesar J. Belbel	N/A	—	113,750	—	—	—	—	—
	12/31/12	—	—	—	—	150,000	4.16	437,970
	2/22/2012	—	—	—	43,802	—	—	219,448
Hagop Youssoufian, M.Sc., M.D	N/A	—	157,500	—	—	—	—	—
	12/31/12	—	—	—	—	180,000	4.16	525,564

(1)	Reflects performance-based cash bonuses that our named executive officer’s were eligible to earn in 2012 if certain performance metrics were achieved pursuant to each named executive officer’s employment agreement with us. See “— Employment and Change in Control Agreements” for a description of our performance-based compensation arrangements with our named executive officers. For amounts actually earned and paid for 2012 performance, see “— Summary Compensation Table for Fiscal 2012” above.
(2)	Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date.
(3)	The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of the restricted stock awards and option awards, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013. These amounts reflect our accounting expense for these restricted stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding option awards and restricted stock awards held as of December 31, 2012 by our named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)(1)	Option Expiration Date	Shares or Units of Stock That Have Not Vested
Name	Exercisable (#)	Unexercisable (#)				Number (#)		Market Value ($)(2)
Jonathan Lewis, M.D., Ph.D.	25,674	—		$0.08	1/8/14			$
	242,979	—		0.08	1/27/14
	87,789	—		4.31	6/8/15
	54,161	—		4.31	9/13/15
	75,000	—		5.01	4/25/16
	139,315	—		5.01	4/25/16
	30,000	—		6.49	12/13/16
	35,000	—		4.85	6/18/17
	100,000	—		2.73	12/12/17
	100,000	—		0.70	5/13/19
	150,000	—		2.85	12/31/19
	100,000	50,000	(3)	4.77	12/31/20
	—	300,000	(4)	4.16	12/31/22
						68,521	(5)		285,047

Richard Bagley	150,668	—		1.70	7/1/14
	63,197	—		4.31	6/08/15
	27,417	—		4.31	9/13/15
	40,000	—		5.01	4/25/16
	54,873	—		5.01	4/25/16
	20,000	—		6.49	12/13/16
	25,000	—		4.85	6/18/17
	75,000	—		2.73	12/12/17
	60,000	—		2.14	6/25/18
	100,000	—		0.70	5/13/19
	50,000	—		2.85	12/31/19
	66,667	33,333		4.77	12/31/20

Jason A. Amello	—	200,000	(6)	4.50	5/8/22
	—	150,000	(7)	4.16	12/31/22
						25,000	(8)		104,000

Caesar J. Belbel	66,667	133,333	(9)	5.17	9/6/21
	—	150,000	(10)	4.16	12/31/22
						14,385	(11)		59,842
						43,802	(12)		182,216

Hagop Youssoufian, M.Sc., M.D.	83,333	166,667	(13)	5.89	7/15/21
	—	180,000	(14)	4.16	12/31/22
						43,587	(15)		181,322

(1)	Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date.

(2)	Market values are calculated based on the closing market price of our common stock as reported on the NASDAQ Capital Market on December 31, 2012, which was $4.16 per share.
(3)	Vests with respect to 50,000 shares on December 31, 2013.
(4)	Vests with respect to 100,000 shares on each of December 31, 2013, December 31, 2014 and December 31, 2015.
(5)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 34,260 shares on December 30, 2013 and 34,261 shares on December 30, 2014.
(6)	Vests with respect to 66,667 shares on each of May 8, 2013 and May 8, 2014 and with respect to 66,666 shares on May 8, 2015.
(7)	Vests with respect to 50,000 shares on each of December 31, 2013, December 31, 2014 and December 31, 2015.
(8)	Vests with respect to 8,334 shares on May 8, 2013 and with respect to 8,333 shares on each of May 8, 2014 and May 8, 2015.
(9)	Vests with respect to 66,667 shares on September 6, 2013 and with respect to 66,666 shares on September 6, 2014.
(10)	Vests with respect to 50,000 shares on each of December 31, 2013, December 31, 2014 and December 31, 2015.
(11)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 7,193 shares on December 30, 2013 and with respect to 7,192 shares on December 30, 2014.
(12)	Such shares are subject to transfer and forfeiture restrictions that lapse with respect to 14,600 shares on February 22, 2013 and with respect to 14,601 shares on each of February 22, 2014 and February 22, 2015.
(13)	Dr. Youssoufian may exercise vested portion of the option within 90 days following his termination April 2, 2013. As of December 31, 2012, such option would have continued to vest with respect to 83,333 shares on July 15, 2013 and 83,334 shares on July 15, 2014.
(14)	No portion of the option is exercisable by Dr. Youssoufian following his termination on April 2, 2013. As of December 31, 2012, such option would have continued to vest with respect to 60,000 shares on each of December 31, 2013, December 31, 2014 and December 31, 2015.
(15)	Dr. Youssoufian forfeited all of such shares as of his termination on April 2, 2013. As of December 31, 2012, such shares were subject to transfer and forfeiture restrictions that lapse with respect to 21,794 shares on December 30, 2013 and 21,793 shares on December 30, 2014.

Option Exercises and Stock Awards Vested in Fiscal 2012

None of our named executive officers exercised stock options during 2012.

The following table provides information regarding restricted stock awards held by our named executive officers that vested during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(2)
Jonathan Lewis, M.D., Ph.D.	84,260	$352,235
Richard Bagley	—	—
Jason Amello	—	—
Caesar J. Belbel	7,193	30,283
Hagop Youssoufian, M.Sc., M.D.	71,793	394,749

(1)	Each named executive officer elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.
(2)	Value realized is calculated by multiplying the number of shares vested on a date during 2012 by the closing market price of our common stock as reported on the NASDAQ Capital Market on such date. These amounts do not correspond to the actual value that may be recognized by the officers.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers: Dr. Jonathan Lewis, Chief Executive Officer; Jason A. Amello, Executive Vice President, Chief Financial Officer and Treasurer; and Caesar J. Belbel, Executive Vice President, Chief Legal Officer and Secretary. In addition, Dr. Hagop Youssoufian served as our President of Research and Development and Chief Medical Officer until his termination on April 2, 2013, and Richard E. Bagley served as our President and Chief Operating Officer until his termination on July 16, 2012, and as Chief Financial Officer and Treasurer until May 7, 2012.

Executive Summary

ZIOPHARM strives for innovation and continuous improvement in all aspects of our business as we continue our mission to develop and commercialize cancer drugs that can address high unmet medical needs. To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we design our executive compensation program to provide a competitive compensation package that focuses on corporate and individual performance while ensuring retention.

Our compensation practices, as administered by the compensation committee, are designed to focus our senior management on the achievement of key business objectives and to align their interests with those of our stockholders. In addition to providing a competitive annual base salary, the highlights of our executive compensation program include:

•	An annual cash bonus or incentive program designed to reward executives for achieving and exceeding our drug development and corporate goals.

•

A long-term equity incentive program consisting of (i) stock options with an exercise price not less than 100% of the fair market value of our common stock on the date of grant, generally vesting over three years based on continued service, and (ii) restricted stock, also generally vesting over three years based on continued service. This program promotes employee retention, encourages executives to focus on creating stock price appreciation that is sustained over multiple years, helps limit unnecessary risk-taking behavior, and provides a meaningful ownership opportunity for our executives.

For 2012, our bonus plan for named executive officers and other senior executives (senior vice president level and above) is comprised of two equally weighted components: (i) the achievement of pre-determined corporate objectives, or the Objective Component, as evaluated by the compensation committee; and (ii) our stock price appreciation during 2012, or the Stockholder Return Component. The year-end cash bonus award for executives was determined by multiplying the Objective Component percentage by 50% of the participant’s target bonus amount (predetermined percentage of base salary) together with the Stockholder Return Component percentage multiplied by the same 50%. For 2012, the achievement of the Objective Component percentage was determined by the compensation committee to be 100% in light of our progress during 2012 toward our program-related performance objectives while, the Stockholder Return Component percentage was 0% as a result of the failure of our stock to achieve certain performance objectives on a year over year basis.

In November and December of 2012, under the sole direction of the compensation committee, W. T. Haigh & Company, referred to in this Compensation Discussion and Analysis as Haigh, an outside compensation consultant, provided compensation review for each individual executive based on competitive market survey information for like-sized companies (based on the number of employees) and specifically for a compensation committee-approved peer group of publicly-traded biotechnology companies based on development stage, number of employees, market capitalization and research and development expenditures, which we refer to as the Peer Group. The outside compensation report evaluated each individual executive in the context of the competitive market survey information for like-sized companies and where available, the Peer Group, for base salary, merit-based increases, short-term incentives, and long-term equity incentive compensation. The outside compensation consultant additionally provided an overview of market compensation practices. From this review, the outside compensation consultant also provided research for new hire and annual equity grants. The compensation committee took Haigh’s recommendation into consideration in determining 2012 year-end equity awards.

In light of the evaluation of each individual executive’s base salary levels by the outside compensation consultant, the board approved a base salary increase of 3.07% to $500,000 annually for Dr. Lewis, and a base salary increase of 7.69% to $350,000 for Mr. Belbel, each effective as of January 1, 2013. The board did not approve base salary increases for our other executive officers because it determined that the 2012 base salary levels for such officers continued to be appropriate for 2013.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain professionals of the highest caliber, capable of leading us to the fulfillment of our ambitious business objectives by offering competitive compensation opportunities that reward executives for their individual contributions towards both our long-term and short-term goals. Competition for attracting the best talent in the biotechnology and pharmaceutical industries is very intense, and such competition is national and international in scope. Accordingly, in light of the intense competition for highly qualified executives, our executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon annual evaluations of individual and company performance, relative to goals established at the start of the year.

The compensation committee believes that three principal compensation elements — base salary, annual bonus, and equity incentive awards — in combination effectively support our overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, rewarding them for achievement of individual and company goals, and aligning the interests of executive officers with those of our stockholders. To further achieve these objectives, our executive compensation package provides a competitive mix of compensation elements, including base salary, cash incentive bonus, stock options, restricted stock, broad-based employee benefits (with limited perquisites), and severance/change of control benefits.

In determining the amount and form of these compensation elements, we may consider a number of factors, including:

•

Compensation levels paid by companies in our Peer Group, with a focus on having target total cash compensation at or around the 50th percentile, and target total direct compensation — that is, target long-term equity compensation when combined with target total cash compensation — at or around the 50th percentile of the compensation paid to similarly situated executives (to the extent such data is easily available and provides for a meaningful comparison), as we believe this emphasizes and rewards long-term performance;

•

Corporate performance, including the achievement of drug development objectives and execution of team and company-wide strategic initiatives, as we believe this encourages our executives to focus on achieving our business objectives;

•

Achievement of company-wide operational and financial objectives, including, in particular the performance of our stock price as reflected in the growth of our market capitalization within an annual time horizon, as we believe this motivates executives to address particular business objectives and business challenges that are unique to a given year;

•

Internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executives — as we believe this approach contributes to retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•

Broader economic conditions, to ensure that our compensation strategies are effective yet responsible, particularly in the face of unanticipated consequences of the macroeconomic environment on our business;

•	The potential dilutive effect on our stockholders of equity awards in general;

•

The experiences and individual knowledge of the members of our board of directors regarding compensation programs at other companies, as we believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure; and

•

Individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Although the compensation committee, or its stock plan subcommittee, which we refer to as the Subcommittee, as applicable, does review total cash and equity compensation, the compensation committee, or Subcommittee, as applicable, does not believe that increases or decreases in the value of equity awards that were previously granted should significantly impact the determination of current levels of cash or equity-based compensation. Further, the compensation committee, or Subcommittee, as applicable, believes that stock-based awards for named executives, such as stock options and restricted stock, are the primary motivator in attracting and retaining talented executives, and that salary and cash incentive bonuses, while important, are secondary considerations. The compensation committee, or Subcommittee, as applicable, has not adopted any formal or informal policies or guidelines for allocating compensation between long-term equity and short-term cash compensation or among different forms of cash or non-cash compensation in order to allow maximum flexibility by the compensation committee in applying executive compensation under these philosophical objectives.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting of Stockholders and conducted another advisory vote on executive compensation at our 2012 Annual Meeting of Stockholders. While these votes were not binding on us, our board of directors, our compensation committee or our Subcommittee, we believe that it is important for our stockholders to have an opportunity to vote on the this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our board of directors and our compensation committee (and Subcommittee) value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the board of directors and compensation committee will evaluate whether any actions are necessary to address those concerns.

At the 2012 Annual Meeting of Stockholders, 96.7% of the votes cast on the advisory vote on executive compensation proposal (Proposal Four) were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The board of directors and compensation committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary based on the vote results.

We have determined that our stockholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting of Stockholders. Accordingly, our board of directors recommends that you vote FOR Proposal Three at the 2013 Annual Meeting of Stockholders. For more information, see “Proposal No. 3. Advisory Vote on Executive Compensation” in this proxy statement.

Role of our Compensation Committee

As noted below under “Information Regarding the Board of Directors and Corporate Governance —Compensation Committee,” our compensation committee is currently comprised of Dr. Brennan, Dr. Weiser, and Mr. McInerney, with Dr. Brennan serving as chairman. Mr. Kirk served on the compensation committee from March 2011 to March 2013 pursuant to a permitted exception to Rule 5605(d) of the NASDAQ listing standards, which generally provides that compensation of executive officers be determined, or recommended to the board of directors for determination, by either a majority of the board of directors’ “independent directors” in a vote in which only they participate, or by a compensation committee comprised solely of “independent directors.” In accordance with the limited exception, Mr. Kirk resigned from his position on the compensation committee effective March 2013 and the board of directors appointed Mr. McInerney as his successor.

Each of Dr. Brennan, Dr. Weiser, and Mr. McInerney is an “outside director” for purposes of Section 162(m) of the Code, “independent” as currently defined in Rule 5605(a)(2) of the NASDAQ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.

In connection with Mr. Kirk joining the compensation committee in March 2011, the board of directors established the Subcommittee within the compensation committee that then comprised of Dr. Brennan and Dr. Weiser. Until Mr. Kirk’s resignation from the compensation committee in March 2013, the Subcommittee had the sole responsibility to approve all transactions between us and our employees or directors with regard to equity compensation matters, including grants and awards under the ZIOPHARM Oncology, Inc. Amended and Restated 2003 Stock Option Plan, which we refer to as the 2003 Stock Option Plan, and the ZIOPHARM Oncology, Inc. 2012 Equity Incentive Plan, which we refer to as the 2012 Equity Incentive Plan. Following Mr. Kirk’s resignation, the Subcommittee has been disbanded and the full compensation committee regained the sole responsibility to approve all transactions between us and our employees or directors with regard to equity compensation matters, including grants and awards under the 2003 Stock Option Plan and the 2012 Equity Incentive Plan.

As described in more detail below in that section of this proxy statement, our compensation committee, or Subcommittee (for 2012 historical purposes only), as applicable, is responsible for reviewing, evaluating, approving, administering and interpreting our executive compensation and benefits policies, programs and plans, including our equity compensation plans. In particular, with respect to the compensation of our named executive officers, our compensation committee, or Subcommittee in the case of equity grants under the 2003 Stock Option Plan or the 2012 Equity Incentive Plan, is responsible for reviewing and recommending to the outside, independent and non-employee members of the board of directors the compensation levels and performance goals relevant to the compensation of these officers, and for evaluating the officers’ performance in light of those goals and objectives. In November 2011, our compensation committee presented its recommendations on 2012 base salary, target bonus levels, bonus awards, and equity awards for our named executive officers and such recommendations were approved by the independent, outside, non-employee directors on the board of directors. The board of directors approved the compensation committee’s recommendations as presented.

As part of its deliberations, in any given year, the compensation committee, or Subcommittee, as applicable, may take into account the compensation levels of executives in similar capacities and industries with established levels of salary, bonus and equity incentive compensation, and the recommendations of our chief executive officer and the compensation committee’s independent compensation consultant, including analyses of executive compensation paid at other comparative companies identified by the consultant and particularly for the Peer Group. The compensation committee, or Subcommittee, as applicable, and board of directors are also guided by the bulleted list of factors described above under “Compensation Philosophy and Objectives.”

Prior to 2011, compensation decisions had been based on company size-adjusted data obtained through an independent third-party survey, notably the Radford Biotechnology Survey, and took into consideration the Objective Component and the Stockholder Return Component for the previous year. In 2011 and 2012, the compensation committee, or Subcommittee, as applicable, based its determination of applicable awarded bonus levels, base salary levels and equity compensation levels, after considering our actual performance levels in relation to the Objective Component and the Stockholder Return Component for the previous year, giving equal weight to each component, and the individual performance levels of the executives in relation to their individual goals. Awards of equity incentive compensation to individual executives, which to date have been comprised of stock options and restricted stock, have always also taken into account the individual executive’s and our performance during the previous fiscal year and his or her potential to influence our operations in the future.

Role of our Chief Executive Officer

Our Human Resources, Finance and Legal departments work with our chief executive officer to design and develop new compensation programs for our named executive officers and other senior executives for consideration by the compensation committee, or Subcommittee, as applicable, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare Peer Group data comparisons and other briefing materials and ultimately to implement the decisions of the compensation committee, or Subcommittee, as applicable. Members of these departments and our chief executive officer also provide perspective to the compensation committee, or Subcommittee, as applicable, for consulting and meeting with our independent compensation consultant to convey information to allow the consultant to perform its services for the compensation committee, or Subcommittee, as applicable.

The chief executive officer does not participate in setting his compensation and is specifically excluded from any discussions or deliberations related to his compensation package. However, the chief executive officer recommends to the compensation committee for its approval, proposed corporate performance and strategic goals and their relative weighting for the upcoming fiscal year, as well as provides input on the level of attainment of the prior year’s strategic goals, for purposes of determining awards under the annual performance bonus plan for all our executives, including the chief executive officer. For executives other than the chief executive officer, the compensation committee considers the individual performance of the executives, as determined by the chief executive officer, and the compensation recommendations submitted to the compensation committee by the chief executive officer.

Our chief executive officer, chief legal officer and chief financial officer generally attend our compensation committee and Subcommittee meetings, for a portion of the meeting. No executive officer was present or voted in the compensation committee (or Subcommittee) or the board of directors’ final determinations regarding the amount of any component of his own 2012 compensation package.

Role of our Independent Compensation Consultant

In November 2011, the compensation committee formally retained Oyster Pond Associates, LLC, referred to in this Compensation Discussion and Analysis as Oyster Pond, as its independent compensation consultant. Oyster Pond served as our principal independent compensation consultant from 2005 until 2012. As part of its engagement, Oyster Pond assisted the compensation committee, or Subcommittee, as applicable, in evaluating the efficacy of our compensation strategy and practices in supporting and reinforcing our long-term strategic goals, and refining our compensation strategy and developing and implementing an executive compensation program to execute that strategy. During 2012, the compensation committee conducted a performance and independence assessment of Oyster Pond with respect to Oyster Pond’s role in recommending or determining the amount and form of executive compensation during the fiscal year ended December 31, 2012. The compensation committee considered that Oyster Pond did not provide any other services to us in 2012, the individual representative of Oyster Pond who works directly with the compensation committee has no other business relationships with the board, management or the company, Oyster Pond’s own policies on ethics, stock ownership and conflicts of interest, and the total revenue that Oyster Pond received from us in 2012 as a percentage of Oyster Pond’s 2012 total gross revenues. As a result, the compensation committee concluded that there were no material conflicts of interest with respect to Oyster Pond providing services to the compensation committee during 2012.

In November 2012, after Oyster Pond notified the compensation committee that it was ceasing its operations, the compensation committee approved the retention of a new independent compensation consultant, W. T. Haigh & Company, referred to in this Compensation Discussion and Analysis as Haigh.

Periodically, Oyster Pond and Haigh reviewed the competitiveness and structure of our executives’ and board of directors’ compensation programs to ensure that the levels of compensation were appropriately positioned to attract and retain senior management and non-employee directors. Additionally, Oyster Pond and Haigh met telephonically with the compensation committee, or Subcommittee, as applicable, regarding compensation goals and objectives for 2012 and the upcoming year. In 2012, Haigh prepared a comprehensive report for each individual executive with regard to the competitive market and a specified Peer Group approved by the compensation committee.

As part of its duties, Haigh provided the compensation committee with the following services in 2012:

•	Completed a competitive analysis of our executive compensation program;

•	Prepared a competitive analysis of the board of directors’ compensation program, including observations and recommendations; and

•	Reviewed and updated our Peer Group for use in determining executive compensation.

We pay the cost for Haigh’s services. However, the compensation committee retains the sole authority to direct, terminate or continue Haigh’s services.

During 2012, the compensation committee conducted a performance and independence assessment of Haigh with respect to Haigh’s role in recommending or determining the amount and form of executive compensation during the fiscal year ended December 31, 2012, and to determine whether it would continue to serve as the compensation committee’s independent advisor for 2013. Other than providing limited advice to our management regarding competitive salary data and broad-based stock plan share reserve modeling, Haigh did not provide any other services to us in 2012. The cost of these other services provided by Haigh to management in 2012 did not exceed $20,633.75. The compensation committee permitted these other non-executive compensation services as it determined that these services did not constitute a material conflict of interest or prevent Haigh from being objective in its work for the compensation committee. The compensation committee also considered that the individual representative of Haigh who works directly with the compensation committee has no other business relationships with the board, management or the company, Haigh’s own policies on ethics, stock ownership and conflicts of interest, and the total revenue that Haigh received from the company in 2012 as a percentage of Haigh’s 2012 total gross revenues. As a result, the compensation committee concluded that there were no material conflicts of interest with respect to Haigh providing services to the compensation committee during 2012. Based on these factors, the compensation committee concluded that it would continue to retain Haigh as its independent compensation consultant for 2013.

Factors in Setting Compensation

The compensation committee, or Subcommittee, as applicable, reviews relevant market and industry practices on executive compensation to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure while also aligning our executive officers’ interests with those of our stockholders. Our compensation committee has discussed compensation levels in the context of the experiences and individual knowledge of each member.

In December 2011, the compensation committee, with input from management, established the bonus plan for 2012, which was composed of two components: (i) an Objective Component; and (ii) a Stockholder Return Component. The components of the 2012 bonus plan are not formula-based and are intended to serve as guidelines for the compensation committee, with the compensation committee retaining in its sole discretion the final determination of bonus awards. To assist the compensation committee, or Subcommittee, as applicable, in its deliberations on executive compensation in 2012, Haigh collected and analyzed compensation data from the Peer Group approved by the compensation committee, or Subcommittee, as applicable. Following review of the report from Haigh, the compensation committee determined the 2012 equity awards and established the new hire equity grants levels for 2012.

Specifically, in using the Peer Group and survey data, the compensation committee, or Subcommittee, as applicable, compares our named executive officers’ compensation against Peer Group data when there is a solid and reliable Peer Group match based on the applicable named executive officer’s role and similarity of job content. The compensation committee, or Subcommittee, as applicable, uses the broader survey data to supplement Peer Group data, as appropriate, such as when the Peer Group data does not contain information for a reasonable match to a specific position. Therefore, references in this Compensation Discussion and Analysis to the Peer Group data are intended to also refer to the survey data, as applicable to the given decision.

For 2012, the compensation committee reviewed the compensation paid to similarly situated executives at the selected Peer Group companies described below as a touchstone or external validation to the experiences and knowledge of each member of the compensation committee in compensation similarly situated executives at other companies without benchmarking to any specified level. The compensation committee refers to this data to help ensure that its decisions are consistent with market practice and therefore will allow us to attract and retain key talent.

Peer Group

In November and December of 2012, in consultation with Haigh, the compensation committee reviewed the compensation consultant’s list of companies in the Peer Group for use in setting equity compensation for 2012 and for base salary recommendations for 2013. The Peer Group list consists of U.S.-headquartered, public companies that are similar in size and development stage to ZIOPHARM. The compensation committee approved a Peer Group list of 26 companies based upon its review in consultation with Haigh. The 26 companies are:

Achillion Pharmaceuticals, Inc.	Agenus Inc.	Alnylam Pharmaceuticals
Ariad Pharmaceuticals, Inc.	ArQule, Inc.	Array BioPharma Inc.
Astex Pharmaceuticals, Inc.	AVEO Pharmaceuticals, Inc.	Cell Therapeutics, Inc.
Clovis Oncology	Curis, Inc.	Cytokinetics, Inc.
Dyax Corp.	Dynavax Technologies Corporation	Idenix Pharmaceuticals
Idera Pharmaceuticals Inc.	ImmunoGen, Inc.	Immunomedics, Inc.
Infinity Pharmaceuticals Inc.	Omeros Corporation	Osiris Therapeutics, Inc.
Sangamo Biosciences, Inc.	Synta Pharmaceuticals Corp.	Threshold Pharmaceuticals
Vical Incorporated	Zalicus Inc.

For 2012, the compensation committee also reviewed Radford survey data in making its compensation decisions for our executives.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2012

Our 2012 executive compensation program consists of three principal components: base salary; short-term incentive compensation (annual cash bonuses); and long-term equity incentive compensation (including time-based stock options and time-based restricted stock).

Base Salary

We provide base salary as a fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a majority of their potential compensation “at risk” in the form of annual cash incentive bonuses and stock-based incentive compensation. Our compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract, retain and reward our named executive officers, although we believe that stock-based awards are the primary motivator in attracting and retaining executives.

Our compensation committee generally reviews base salaries in the fourth quarter of the preceding executive compensation year. In addition to considering the Peer Group and/or survey data, the compensation committee typically considers one or more of the factors described above under the heading “Compensation Philosophy and Objectives” as applicable.

In December 2011, our compensation committee recommended for approval, and the board of directors approved, 2012 base salaries for Dr. Lewis, Dr. Youssoufian, Mr. Bagley and Mr. Belbel that were equal to their 2011 base salaries, as described in the table below. In making its determination, the compensation committee considered the chief executive officer’s review of and recommendation for Dr. Youssoufian, Mr. Bagley and Mr. Belbel and the independent directors’ review of and recommendation for the chief executive officer. The compensation committee felt that the salary levels set forth below were appropriate in light of our performance during fiscal year 2011. In connection with the negotiations leading to Mr. Amello’s employment with us, the compensation committee, upon initial recommendation from the chief executive officer, set his base salary at $350,000, based on the competitive market assessment and his prior compensation history, and being able to recruit and retain these experienced executives with other alternatives.

Executive Officer	2011 Base Salary	2012 Base Salary		% Increase
Dr. Jonathan J. Lewis	$485,100	$485,100		0%
Richard Bagley	$378,230	$378,230	(1)	0%
Jason A. Amello	$—	$350,000		N/A (2)
Dr. Hagop Youssoufian	450,000	$450,000		0%
Caesar J. Belbel	325,000	$325,000		0%

(1)	Mr. Bagley was terminated on July 16, 2012.
(2)	Mr. Amello was hired May 8, 2012.

Short-Term Incentive Compensation

We have structured our short-term (that is, annual) cash incentive compensation program to align our executives’ pay with our overall financial performance and to provide a reward based on the executives’ achievement of, or contributions to, specifically identified corporate and individual performance objectives. Our compensation committee recognizes the important role that variable cash compensation plays in attracting and retaining our executives and thus sets target levels for variable cash bonuses that reflect the competitive marketplace and aligns corporate objectives with shareholder values.

2012 Annual Performance Bonus

In December 2011, the compensation committee recommended to the board of directors for approval, and the board of directors approved without change, the 2012 target cash bonus levels for Dr. Lewis, Dr. Youssoufian, Mr. Bagley and Mr. Belbel, as set forth in the table below, which are the target bonus levels provided by the terms of their respective employment agreements. In connection with Mr. Amello’s employment agreement, and using the same bonus plan guidelines for Dr. Lewis, Dr. Youssoufian, Mr. Bagley and Mr. Belbel, the compensation committee set his target cash bonus level in May 2012, and made recommendations to the board of directors for approval, and the board of directors approved without change, the cash target bonus levels, as set forth in the table below. In addition, the compensation committee considered individual negotiations with Mr. Amello (at the time of his hiring, which negotiations established target bonus opportunity), his target bonus level for the prior year, internal budget constraints and internal pay equity. The compensation committee also believes that the cash incentive opportunity should make up a larger portion of an executive’s target compensation as the executive’s level of responsibility increases. Therefore, the cash incentive opportunity for our chief executive officer is generally greater than the cash incentive opportunity for our other executives.

The target short-term incentive compensation amounts for 2012, expressed as a percentage of 2012 base salary, for each of our named executive officers, were:

Executive Officer	2012 Target Bonus % of Base Salary
Dr. Jonathan J. Lewis	62%
Richard E. Bagley	35%
Jason A. Amello	35%
Dr. Hagop Youssoufian	35%
Caesar J. Belbel	35%

2012 Results

For 2012, the bonus plan for named and other senior executive compensation (Senior Vice President level and above) is determined by two equally weighted components: the Objective Component as evaluated by the compensation committee and the Stockholder Return Component. The year-end cash bonus award for executives was developed by multiplying the Objective Component percentage by 50% of the participant’s target bonus amount (predetermined percentage of base salary) together with the Stockholder Return Component percentage multiplied by 50%. For 2012, achievement of the Objective Component percentage was determined by the compensation committee to be 100% while the Stockholder Return Component percentage was 0% as a result of our stock price performance year over year.

The Objective Component was determined by the compensation committee to have been attained at a level of 100%, after considering the recommendation from management, and the accomplishment of the corporate objectives for 2012 that were focused on the development of our lead therapeutic candidate, palifosfamide, and the clinical advancement of our synthetic biology programs.

The compensation committee recommended, and the board of directors approved the following cash bonuses:

•	Dr. Jonathan J. Lewis: The compensation committee recommended and the board of directors approved payment of a cash bonus to Dr. Lewis of $97,020.

•	Jason A. Amello: The compensation committee recommended and the board of directors approved payment of a cash bonus to Mr. Amello of $61,250.

•	Dr. Hagop Youssoufian: The compensation committee recommended and the board of directors approved payment of a cash bonus to Dr. Youssoufian of $78,750.

•	Caesar J. Belbel: The compensation committee recommended and the board of directors approved payment of a cash bonus to Mr. Belbel of $56,875.

Long-Term Incentive Compensation

The compensation committee and the Subcommittee believe that properly structured equity compensation programs align the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation. The compensation committee and the Subcommittee believe that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value instead of short-term gain.

Further, the compensation committee and the Subcommittee believe that stock-based awards, such as stock options and restricted stock, are the primary motivator in attracting and retaining talented executives, and that salary and cash incentive bonuses are secondary considerations.

We have historically granted stock options to our named executive officers. These options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest annually based on continued service over a three-year period. As a result of this structure, options provide a return to the executive only if the executive remains employed by us, and then only if the market price of our common stock appreciates over the period in which the option vests. Specifically, we do not grant stock options at a discount to fair market value or engage in underwater stock option repricings or exchanges. We do not grant options with so-called “reload” features and we do not loan funds to executive officers to enable them to exercise options.

In determining the aggregate size of equity grants, the compensation committee or the Subcommittee, as applicable, may consider, in any given year, the Peer Group or survey data and one or more of the factors described above under the heading “Compensation Philosophy and Objectives,” focusing generally on internal pay equity among our named executive officers who are not the chief executive officer and ensuring that the chief executive officer’s award is of a size that appropriately reflects the importance of his responsibilities for our success.

In determining the mix of equity awards between options and restricted stock, and in order to balance what may be perceived as a greater value of the restricted stock (as opposed to options), the compensation committee or the Subcommittee, as applicable, awards fewer shares of restricted stock than it would grant shares under a stock option award, generally using a ratio determined from Black-Scholes modeling, although this ratio is not definitive. In setting the mix, the compensation committee or the Subcommittee, as applicable, may also consider the fair market value of our common stock (and therefore the potential for gains under options as opposed to the restricted stock in the coming years) and the mix of equity awards granted by our Peer Group. The compensation committee or the Subcommittee, as applicable, may also consider the accounting expense associated with the equity award and the potential dilution to our stockholders.

Equity Grants in 2012

Under the sole direction of the compensation committee, or Subcommittee, as applicable, Haigh provided compensation reviews for each individual executive based on competitive market survey information for our Peer Group as well as Radford survey data. The outside compensation report evaluated each individual executive in the context of the Peer Group and the Radford survey data for base salary, merit-based increases, cash bonus incentives, and long-term equity compensation. Haigh also provided an overview of market compensation practices. In December 2011, the compensation committee granted restricted stock awards to Drs. Lewis and Youssoufian and Messrs. Bagley and Belbel as set forth in the table below. In addition, in February 2012, the Subcommittee granted a restricted stock award to Mr. Belbel, and in May 2012, the Subcommittee granted options and restricted stock to Mr. Amello upon the commencement of his employment, as set forth in the table below. The compensation committee or Subcommittee, as applicable, felt that these award levels were appropriate for several reasons, including:

•

our belief that incentive opportunities should make up a larger portion of a named executive officer’s target total compensation as the executive’s level of responsibility increases but should be generally consistent among our non-chief executive officer named executive officers;

•

our belief that these levels were internally fair and financially responsible and yet still provide appropriate motivation to executives to achieve our objectives in emphasizing long-term performance; and

•	with respect to executives other than our chief executive officer, the recommendations of our chief executive officer.

Executive Officer	Options		Restricted Stock
Dr. Jonathan J. Lewis	300,000	(1)	—
Jason A. Amello	350,000	(2)	25,000	(3)
Dr. Hagop Youssoufian	180,000	(4)	—
Caesar J. Belbel	150,000	(5)	43,802	(6)

(1)	Reflects an annual option grant made in December 2012.
(2)	Mr. Amello was granted an option to purchase 200,000 shares of common stock in May 2012 in connection with the commencement of his employment, with an exercise price of $4.50 per share, the closing price of our common stock on the date of grant, and an option to purchase 150,000 shares of common stock in December 2012 at the time each of the other named executive officers received his annual grant, with an exercise price of $4.16 per share, the price of our common stock on the date of grant.
(3)	Mr. Amello was awarded 25,000 shares of restricted stock in May 2012 in connection with the commencement of his employment.
(4)	Reflects an annual option grant made in December 2012.
(5)	Reflects an annual option grant made in December 2012.
(6)	Mr. Belbel was awarded 43,802 shares of restricted stock in February 2012.

The options and restricted stock vest in three annual installments. Vesting of all awards is subject to continued service. These vesting schedules are designed to promote retention and encourage executives to consider the long-term stock price effects of their decisions.

For 2013, the compensation committee or the Subcommittee, as applicable, and our board of directors have developed a similar long-term performance based compensation program which will reward our executives fairly over time for achievement and over-achievement of our key factors for success.

Equity Compensation Policies

Our policy is to generally make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•

annual equity grants are generally recommended by the Subcommittee or compensation committee, as applicable and approved by the board of directors, or approved by the Subcommittee or compensation committee, as applicable, on a regularly scheduled meeting of the Subcommittee or compensation committee and/or the board of directors preceding the first quarter of each year; and

•

new-hire and promotion grants are generally approved by the Subcommittee or compensation committee, as applicable; our chief executive officer and chief financial officer have been granted authority to grant stock options and other equity awards to our non-executive employees at a certain level, subject to formal board of directors approval at a subsequent meeting.

The exercise price of the options is not less than the closing price of our common stock on the NASDAQ Capital Market on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. To avoid our release of information in close proximity to an equity grant, which may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended), it is our policy for our management to make a good faith effort to advise the compensation committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

We encourage our executive officers to hold a significant equity interest in us, but we have not set specific ownership guidelines. We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

Agreements Providing for Change of Control and Severance Benefits

We have entered into employment agreements with each of our named executive officers. Under the terms of these documents, the employment of each of our named executive officers is at will (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time. Each of our named executive officers are eligible, under the terms of their respective employment agreements, to receive severance benefits upon the termination of their employment either by us without cause, by them for good reason, or due to their disability or death, either in connection with a change of control or not in connection with a change of control. The amounts and terms and conditions of these severance rights reflect the negotiations between our named executive officers and us at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives at the time they were negotiated, as well as our desire for internal pay equity among our executive officers. We believe that these existing arrangements are consistent with market practices and are critical to attracting and retaining high quality executives. We also believe the involuntary termination benefits allow our executive officers to focus on normal business operations rather than worrying about how business decisions that may be in our best interest will impact their own financial security. In addition, with respect to the accelerated vesting benefits upon a change of control provided in the employment agreements entered into with each named executive officer, we believe these rights help enable our named executive officers to maintain a balanced perspective in making overall business decisions during periods of uncertainty. The compensation committee is aware of current investor sentiment regarding golden parachute excise tax gross ups and we do not provide such tax gross ups.

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $17,000 in 2012, with a larger “catch up” limit for older employees, to the 401(k) plan. Employee contributions are held and invested by the 401(k) plan’s trustee. In 2012, we matched employee contributions at a rate of 100% up to 3% of an employee’s base salary. We believe that this benefit is consistent with the practices of our peer companies, and therefore helps us to recruit and retain key talent at a minimal cost to us.

Other Benefits and Perquisites

We provide medical insurance, dental insurance, life insurance and disability insurance benefits to our U.S. employees, including our named executive officers based in the U.S. These benefits are available to all employees on the same terms and conditions and are subject to applicable laws. Our employees that are based in foreign countries receive benefits that are mandatory for their home countries, such as required contributions to social security funds.

Our executive officers generally do not receive any perquisites, except for limited perquisites provided on a case by case basis. In considering potential perquisites, the compensation committee reviews our cost of such benefits, as compared to the perceived value we receive.

We do not sponsor any defined benefit pension plan or nonqualified deferred compensation plan or arrangement for our employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company’s chief financial officer, of a publicly traded corporation. Some types of compensation, including stock options and other compensation based on performance criteria that are approved in advance by stockholders, may be structured so as to be excluded from the deduction limit. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to evaluate the effects of the executive compensation deduction limitations of Section 162(m) of the Code and to grant compensation in the future in a manner consistent with our best interests and the best interests of our stockholders.

Accounting Considerations

We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

Compensation Recovery Policy

We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the compensation committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Risk Analysis of Our Compensation Program

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels), and the nature of our key performance metrics.

Employment and Change in Control Agreements

Employment Agreement with Jonathan Lewis, M.D., Ph.D.

Dr. Jonathan Lewis has served as our Chief Executive Officer since our September 2005 acquisition of ZIOPHARM, Inc., and previously served as Chief Executive Officer of ZIOPHARM, Inc. since January 2004. Effective January 8, 2008, we entered into a new three-year employment agreement with Dr. Lewis upon the expiration of his prior employment agreement. On December 28, 2010, we extended the term of the current employment agreement with Dr. Lewis for a two-year period expiring January 8, 2013 and on January 8, 2013 we further extended the term of the employment agreement with Dr. Lewis for an additional one-year period expiring January 8, 2014.

Base Salary. Under his employment agreement, Dr. Lewis received an initial annual base salary of $420,000, subject to increase at the discretion of the board of directors based on an annual review. Based on its year-end reviews for 2009 and 2010, the board increased Dr. Lewis’ annual base salary for 2010 and 2011 to $462,000 and $485,100, respectively. The board increased Dr. Lewis’ base salary for 2013 to $500,000.

Annual Performance Bonus. Dr. Lewis is eligible under the employment agreement to receive an annual bonus based on his performance as determined by the board. The agreement contemplates that Dr. Lewis and the compensation committee will agree on certain performance goals for each year. The target amount of the annual performance bonus is $300,000. The actual amount received is based on whether we have achieved each of the goals, with lesser amounts paid if substantial progress has been made to achieve the goal or we have abandoned it, and greater amounts paid if expectations are exceeded. Dr. Lewis is also eligible to receive an additional annual discretionary bonus in such amounts determined by the board. For each of 2009, 2010, 2011 and 2012, the board adopted the compensation committee’s recommendations for end-of-year discretionary cash bonuses pursuant to which Dr. Lewis received cash bonuses of $200,000, $170,016, $58,212 and $97,020, respectively.

Equity Incentive Grants. Dr. Lewis is eligible under his employment agreement to receive equity awards as determined by the board in its sole discretion from time to time. On May 13, 2009, we granted to Dr. Lewis options to purchase 100,000 shares of common stock at an exercise price of $0.70, which options vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010. On September 23, 2009, we granted to Dr. Lewis an award of restricted stock in the amount of 300,000 shares of common stock with transfer and forfeiture restrictions that lapsed on the first anniversary of the grant date. Effective as of December 31, 2009, the board adopted the compensation committee’s recommendations for 2009 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Dr. Lewis was awarded 150,000 shares of common stock with transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date and options to purchase 150,000 shares of common stock at an exercise price of $2.85, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 31, 2010, the board adopted the compensation committee’s recommendations for 2010 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Dr. Lewis was awarded options to purchase 150,000 shares of common stock at an exercise price of $4.77, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 30, 2011, the board adopted the compensation committee’s recommendations for 2011 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Dr. Lewis was awarded 102,781 shares of common stock with transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 31, 2012, the board adopted the compensation committee’s recommendations for 2012 end-of-year awards of restricted stock and grants of stock options under our 2012 Equity Incentive Plan pursuant to which Dr. Lewis was awarded options to purchase 300,000 shares of common stock at an exercise price of $4.16, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. The vesting of certain of Dr. Lewis’ equity awards may be accelerated if Dr. Lewis’ employment with us is terminated under certain circumstances. See “Severance Provisions” and “— Potential Payments Upon Termination or Change in Control” below.

Expense Reimbursement. Under his agreement, Dr. Lewis is eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses, as well as for medical licensing fees, professional dues and memberships, journal subscriptions and up to $10,000 per year in costs associated with certain corporate consultants retained by Dr. Lewis. In addition, we have agreed to reimburse Dr. Lewis for premiums on life insurance policies having aggregate coverage limits of up to $800,000 and premiums on disability insurance policies covering Dr. Lewis in amounts up to $20,000 per month.

Severance Provisions. Dr. Lewis’ employment agreement provides that he will continue to receive his base salary, benefits and a pro-rata portion of his target performance bonus for a period of one year if we terminate him for a reason other than death, disability or “Cause,” or if Dr. Lewis resigns for “Good Reason.” In connection with any such termination, the pro rata portion of Dr. Lewis’ performance bonus will be based on the number of days Dr. Lewis has been employed by us during the year of termination. In the event Dr. Lewis employment is terminated without “Cause” prior to and in connection with a “Change in Control,” or within 18 months thereafter, he will continue to receive his base salary and benefits for a period of two years following such termination and will also receive the greater of the amount of his performance bonus for the year of termination or the average of the amounts received as a performance bonus under the new employment agreement or guaranteed bonus under the previous employment agreement for the two years preceding the year of termination. If Dr. Lewis’ employment is terminated as a result of death or disability, Dr. Lewis (or his estate, as applicable) will receive his base salary for a period of one year following the date of termination. Upon occurrence of any of the above termination events, all stock options and restricted stock grants scheduled to vest by the end of the calendar year in which such termination occurs will be accelerated and deemed to vest as of the termination date.

For the purposes of Dr. Lewis’ employment agreement, “Cause” for our terminating Dr. Lewis means:

•	the willful misconduct, failure, disregard or refusal by Dr. Lewis to perform any of his material duties following one opportunity to cure the applicable conduct;

•	any willful, intentional or grossly negligent act by Dr. Lewis having the effect of injuring, in a material way, our business or reputation or the business or reputation of any or our affiliates;

•	Dr. Lewis’ conviction of any felony or a misdemeanor involving moral turpitude;

•	our determination that Dr. Lewis engaged in some form of harassment prohibited by law;

•	any misappropriation or embezzlement of our property or the property of our affiliates; and

•	the breach of specified covenants in his employment agreement, subject in certain cases to a cure period.

For purposes of Dr. Lewis’ employment agreement, “Good Reason” includes constructive termination, relocation, a reduction in salary or benefits, our material breach of the employment agreement with Dr. Lewis or a Change in Control (i) that results in the elimination of the board or (ii) in which representatives of the board just prior to the event causing the Change in Control do not represent a majority of the board immediately subsequent to the event causing the Change of Control.

For the purposes of Dr. Lewis’ employment agreement, a “Change in Control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•

the acquisition, directly or indirectly, by any person, in one transaction or a series of related transactions, of our securities representing in excess of 50% or more of the combined voting power of our then-outstanding securities, or

•

the disposition by us (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our assets in one transaction or series of related transactions (other than (i) a merger effected exclusively for the purpose of changing our domicile, (ii) financing activities in the ordinary course in which we sell our equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled us before the transfer).

Non-competition and Non-solicitation. The employment agreement provides that Dr. Lewis will not compete with us, or solicit our employees, clients or customers, for twelve months after the termination of his employment with us; provided, however, that we will be obligated to pay Dr. Lewis his base salary and his performance bonus (based on Dr. Lewis’ average performance bonus received for the prior two years) if we desire such non-competition and non-solicitation provisions to have effect following expiration of the employment agreement without renewal.

Employment Agreement with Jason A. Amello

Mr. Jason A. Amello has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 8, 2012, the date of his written employment agreement. Mr. Amello has an at-will employment relationship with us.

Base Salary. Mr. Amello is entitled to receive an initial annual base salary of $350,000, which is subject to review of the board of directors or the compensation committee at least annually. The board did not increase Mr. Amello’s base salary for 2013.

Annual Performance Bonus. Under his employment agreement, Mr. Amello is eligible to receive an annual bonus based on his performance as determined by the board. The target amount of the annual performance bonus will be equal to 35% of Mr. Amello’s base salary paid or payable for the applicable calendar year, with the actual amount to be determined by the board or the compensation committee for each calendar year. Mr. Amello is also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the board. The board adopted the compensation committee’s recommendations for 2012 end-of-year cash bonuses pursuant to which Mr. Amello received a cash bonus of $61,250.

Equity Incentive Grants. Mr. Amello is eligible under his employment agreement to receive equity awards as determined by the board in its sole discretion from time to time. In connection with his entry into his employment agreement, on May 8, 2012, we granted to Mr. Amello options to purchase 200,000 shares of common stock at an exercise price of $4.50, which options vest in three equal installments starting with the first anniversary of date of the grant, and 25,000 shares of restricted stock with transfer and forfeiture restrictions that lapse in annual installments over three years starting with the first anniversary of date of the grant. Effective as of December 31, 2012, the board adopted the compensation committee’s recommendations for 2012 end-of-year awards of restricted stock and grants of stock options under our 2012 Equity Incentive Plan pursuant to which Mr. Amello was granted options to purchase 150,000 shares of common stock at an exercise price of $4.16, which options vest in three equal installments starting with the first anniversary of date of the grant. The vesting of certain of Mr. Amello’s equity awards may be accelerated if Mr. Amello’s employment with us is terminated under certain circumstances. See “Severance Provisions” and “Potential Payments Upon Termination or Change in Control” below.

Expense Reimbursement. Under his employment agreement, Mr. Amello is eligible for reimbursement of normal, usual and necessary expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses.

Severance Provisions. If (i) we terminate Mr. Amello for a reason other than death, disability or “Cause,” or (ii) Mr. Amello resigns for “Good Reason,” Mr. Amello will be entitled to receive a severance payment equal to 100% of his then-current annual base salary plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which we employed Mr. Amello). In this situation, Mr. Amello’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days and any unvested stock options and unvested awards of restricted stock held by Mr. Amello shall be deemed to have expired as of the date of termination. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change of Control,” or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Amello at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date. Any stock options that have vested or been deemed to have vested as of the date of termination will remain outstanding and exercisable until the earlier of 90 days following the date of termination, the date that they are exercised, or the date on which the original term of such stock option expires.

For the purposes of Mr. Amello’s employment agreement, “Cause” for our terminating Mr. Amello means:

•	the willful or negligent failure, disregard or refusal by Mr. Amello to perform any of his duties after written notice;

•	any act by Mr. Amello, that in the opinion of the board, materially injures our business or reputation or the business or reputation of any or our affiliates;

•	misconduct by Mr. Amello in respect of his duties or obligations under his employment agreement;

•	Mr. Amello’s conviction of any felony or a misdemeanor involving moral turpitude;

•	the determination by the board that Mr. Amello engaged in any conduct prohibited by law;

•	any misappropriation or embezzlement of our property or the property of our affiliates;

•	the breach by Mr. Amello of any of the provisions of his non-disclosure and non-competition agreements with us; and

•	the breach by Mr. Amello of any provision of his employment agreement after written notice.

For purposes of Mr. Amello’s employment agreement, “Good Reason” includes constructive termination, a material reduction in base salary, our material breach of the employment agreement with Mr. Amello following our failure to cure such breach for a period of 30 days following receipt of notice from Mr. Amello, or a change in the geographic location of the location at which Mr. Amello is required to perform services to us by more than 50 miles.

For the purposes of Mr. Amello’s employment agreement, a “Change in Control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•

the acquisition, directly or indirectly, by any person, in one transaction or a series of related transactions, of our securities representing in excess of 50% or more of the combined voting power of our then-outstanding securities, or

•

the disposition by us (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our assets in one transaction or series of related transactions (other than (i) a merger effected exclusively for the purpose of changing our domicile, (ii) financing activities in the ordinary course in which we sell our equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled us before the transfer).

Non-competition and Non-solicitation. The employment agreement provides that Mr. Amello will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us. His employment agreement further provides that Mr. Amello will not solicit our employees for two years after the termination or cessation of his employment with us.

Employment Agreement with Caesar J. Belbel

Mr. Caesar J. Belbel has served as our Executive Vice President, Chief Legal Officer and Secretary since September 6, 2011, the date of his written employment agreement. Mr. Belbel has an at-will employment relationship with us.

Base Salary. Mr. Belbel received an initial annual base salary of $325,000, subject to review of the board of directors or the compensation committee at least annually. The board increased Mr. Belbel’s base salary for 2013 to $350,000.

Annual Performance Bonus. Under his employment agreement, Mr. Belbel is eligible to receive an annual bonus based on his performance as determined by the board or the compensation committee. The target amount of the annual performance bonus is 35% of his base salary, with the actual amount to be received determined by the board or the compensation committee. Mr. Belbel is also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the board. For each of 2011 and 2012, the board adopted the compensation committee’s recommendations for end-of-year cash bonuses pursuant to which Mr. Belbel received cash bonuses of $11,261 and $56,875, respectively.

Equity Incentive Grants. Mr. Belbel is eligible under his employment agreement to receive equity awards as determined by the board in its sole discretion from time to time. In connection with his entry into his employment agreement, on September 6, 2011 we granted Mr. Belbel a stock option to purchase 200,000 shares of common stock at a per share exercise price of $5.17, which option vests in three equal annual installments starting with the first anniversary date of the grant. Effective as of December 30, 2011, the board adopted the compensation committee’s recommendations for 2011 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Mr. Belbel was granted 21,578 shares of common stock on December 30, 2011, which shares are subject to transfer and forfeiture restrictions that lapse in three equal annual installments starting with the first anniversary date of the grant. On February 22, 2012, we granted Mr. Belbel 43,802 shares of common stock, which shares are subject to transfer and forfeiture restrictions that lapse as to 14,600 of the shares on February 22, 2013 and as to 14,601 shares on each of February 22, 2014 and 2015. Effective as of December 31, 2012, the board adopted the compensation committee’s recommendations for 2012 end-of-year awards of restricted stock and grants of stock options under our 2012 Equity Incentive Plan pursuant to which Mr. Belbel was granted options to purchase 150,000 shares of common stock at an exercise price of $4.16, which options vest in three equal installments starting with the first anniversary of date of the grant. The vesting of certain of Mr. Belbel’s equity awards may be accelerated if Mr. Belbel’s employment with us is terminated under certain circumstances. See “Severance Provisions” and “Potential Payments Upon Termination or Change in Control” below.

Expense Reimbursement. Under his employment agreement, Mr. Belbel is eligible for reimbursement of normal, usual and necessary expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses as well as reasonable legal licensing fees and related professional dues and memberships.

Severance Provisions. If (i) we terminate Mr. Belbel for a reason other than death, disability or “Cause,” or (ii) Mr. Belbel resigns for “Good Reason,” Mr. Belbel will be entitled to receive a severance payment equal to 100% of his then-current annual base salary plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which we employed Mr. Belbel). In this situation, Mr. Belbel’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days and any unvested stock options and unvested awards of restricted stock held by Mr. Belbel shall be deemed to have expired as of the date of termination. In the case of either (i) a termination by us for a reason other than death, disability or “Cause,” or (ii) a resignation for “Good Reason,” in each case that occurs within 90 days prior to and in connection with a “Change of Control,” or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Belbel at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date. Any stock options that have vested or been deemed to have vested as of the date of termination will remain outstanding and exercisable until the earlier of 90 days following the date of termination, the date that they are exercised or the date on which the original term of such stock option expires.

For the purposes of Mr. Belbel’s employment agreement, “Cause” for our terminating Mr. Belbel means:

•	the willful or negligent failure, disregard or refusal by Mr. Belbel to perform any of his duties after written notice;

•	any act by Mr. Belbel, that in the opinion of the board, has the effect of injuring our business or reputation or the business or reputation of any or our affiliates;

•	misconduct by Mr. Belbel in respect of his duties or obligations under his employment agreement;

•	Mr. Belbel’s conviction of any felony or a misdemeanor involving moral turpitude;

•	the determination by the board that Mr. Belbel engaged in any conduct prohibited by law;

•	any misappropriation or embezzlement of our property or the property of our affiliates;

•	breach by Mr. Belbel of any of the provisions of his non-disclosure and non-competition agreements with us; and

•	breach by Mr. Belbel of any provision of his employment agreement after written notice.

For purposes of Mr. Belbel’s employment agreement, “Good Reason” includes constructive termination, a material reduction in base salary, or our material breach of the employment agreement with Mr. Belbel, in each case following our failure to cure such event for a period of 30 days following receipt of notice from Mr. Belbel.

For the purposes of Mr. Belbel’s employment agreement, a “Change in Control” is deemed to have occurred if any of the following conditions shall have been satisfied:

•

the acquisition, directly or indirectly, by any person, in one transaction or a series of related transactions, of our securities representing in excess of 50% or more of the combined voting power of our then-outstanding securities, or

•

the disposition by us (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of our assets in one transaction or series of related transactions (other than (i) a merger effected exclusively for the purpose of changing our domicile, (ii) financing activities in the ordinary course in which we sell our equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled us before the transfer).

Non-competition and Non-solicitation. The employment agreement provides that Mr. Belbel will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us. His employment agreement further provides that Mr. Belbel will not solicit our employees for two years after the termination or cessation of his employment with us.

Employment Agreement with Hagop Youssoufian, M.Sc., M.D.

Prior to his termination on April 2, 2013, Dr. Hagop Youssoufian served as our President of Research and Development and Chief Medical Officer and had previously served as our Executive Vice President and Chief Medical Officer from July 2011 until October 2011. Dr. Youssoufian was initially employed pursuant to an employment agreement effective July 8, 2011, which was amended on March 30, 2012. Dr. Youssoufian had an at-will employment relationship with us. On April 2, 2013, we terminated Dr. Youssoufian’s employment without cause.

Base Salary. Dr. Youssoufian received an initial annual base salary of $450,000, which was subject to increase at the discretion of the board based on an annual review. The board did not increase Dr. Youssoufian’s base salary for 2013.

Annual Performance Bonus. Under his employment agreement, Dr. Youssoufian was eligible to receive an annual bonus based on his performance as determined by the board or the compensation committee. The target amount of the annual performance bonus was 35% of his base salary, with the actual amount to be received determined by the board or the compensation committee. Dr. Youssoufian was also eligible to receive an additional annual discretionary bonus in such amount as may be determined by the board. For each of 2011 and 2012, the board adopted the compensation committee’s recommendations for end-of-year cash bonuses pursuant to which Dr. Youssoufian received cash bonuses of $47,250 and $78,750, respectively.

Retention Bonus. In connection with his entering into the amendment to his employment agreement, we paid Dr. Youssoufian a one-time retention bonus of $200,000. If Dr. Youssoufian terminated his employment without “Good Reason” or he was terminated for “Cause,” in either case prior to March 30, 2013, Dr. Youssoufian would have been required to refund the retention bonus to us, provided that the amount of the retention bonus refundable to us in these instances would be reduced monthly, on a pro rata basis, over the twelve month period following March 30, 2012. In the event of a “Change of Control” prior to March 30, 2013, any portion of the retention bonus that remained subject to refund would have vested immediately and no longer be refundable to us.

Equity Incentive Grants. Dr. Youssoufian was eligible under his employment agreement to receive equity awards as determined by the board in its sole discretion from time to time. In connection with his entry into his employment agreement, on July 15, 2011 we granted Dr. Youssoufian 50,000 shares of common stock with transfer and forfeiture restrictions that lapsed in their entirety on the one-year anniversary of the grant date and a stock option to purchase 250,000 shares of common stock at a per share exercise price of $5.89, which option vested in three equal annual installments starting with the first anniversary date of the grant. Effective as of December 30, 2011, the board adopted the compensation committee’s recommendations for 2011 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Dr. Youssoufian was granted 65,380 shares of common stock on December 30, 2011, which shares are subject to transfer and forfeiture restrictions that lapse in three equal annual installments starting with the first anniversary date of the grant. Effective as of December 31, 2012, the board adopted the compensation committee’s recommendations for 2012 end-of-year awards of restricted stock and grants of stock options under our 2012 Equity Incentive Plan pursuant to which Dr. Youssoufian was granted options to purchase 180,000 shares of common stock at an exercise price of $4.16, which options vest in three equal installments starting with the first anniversary of date of the grant. Dr. Youssoufian’s stock options that had vested as of his termination on April 2, 2013 remain exercisable for a period of 90 days following his termination and his unvested stock options and unvested awards of restricted stock expired as of the date of his termination.

Expense Reimbursement. Under his employment agreement, Dr. Youssoufian was eligible for reimbursement of normal, usual and necessary expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses.

Relocation Expenses. Pursuant to Dr. Youssoufian’s employment agreement, he was required to relocate his permanent residence to the greater Boston, Massachusetts area from Princeton, New Jersey by October 1, 2012. Subject to his relocation to the greater Boston, Massachusetts area by that date, we agreed to reimburse Dr. Youssoufian for reasonable, out-of-pocket, relocation expenses, up to a maximum of $20,000. If Dr. Youssoufian had terminated his employment with us prior to March 30, 2013, he would have been required to repay any relocation reimbursements received. To the extent taxable to Dr. Youssoufian, we have agreed to gross-up the $20,000 relocation reimbursement to offset the impact of U.S. federal income taxes on these payments.

Severance Provisions. On April 2, 2013, we terminated Dr. Youssoufian without cause. Pursuant to the terms of his employment agreement, Dr. Youssoufian would have been entitled to receive a severance payment equal to 100% of his then current annual base salary plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurred (which portion would have been determined pro rata based on the number of days in such calendar year during which Dr. Youssoufian was employed by us) and Dr. Youssoufian’s stock options that had vested as of the date of termination would have remained exercisable for a period of 90 days and any unvested stock options and unvested awards of restricted stock held by Dr. Youssoufian would have been deemed to have expired as of the date of termination. However, in connection with his termination Dr. Youssoufian agreed to receive a severance payment equal to 100% of his current annual base salary in lieu of the total severance benefits to which he was entitled pursuant to his employment agreement.

Non-competition and Non-solicitation. The employment agreement provides that Dr. Youssoufian will not compete with us or solicit our clients or customers for a year after the termination or cessation of his employment with us. His employment agreement further provides that Dr. Youssoufian will not solicit our employees for two years after the termination or cessation of his employment with us.

Employment Agreement with Richard E. Bagley

Prior to his termination on July 16, 2012, Mr. Richard E. Bagley served as our President and Chief Operating Officer since our September 2005 acquisition of ZIOPHARM, Inc., and as our Chief Financial Officer, and Treasurer from September 2005 to May 7, 2012. Mr. Bagley previously served as President, Chief Operating Officer, Chief Financial Officer, and Treasurer of ZIOPHARM, Inc. from June 2004 until his termination. Mr. Bagley was initially employed pursuant to a written three-year employment agreement effective July 1, 2004, which was extended in June 2007 for an additional one-year period, and replaced in entirety upon expiration in June 2008 and again on June 1, 2011. The employment agreement entered into with Mr. Bagley on June 1, 2011 provided for a two year employment period beginning on July 1, 2011, however the agreement was terminated upon Mr. Bagley’s termination on July 16, 2012. In addition, following Mr. Bagley’s termination we entered into a consulting agreement with Mr. Bagley providing that Mr. Bagley would provide consulting services to the Company for a period of six months from July 17, 2012, in consideration for the payments, benefits and other consideration provided to Mr. Bagley in a separation and release agreement that we entered into with Mr. Bagley on July 16, 2012. For a discussion of such payments, benefits and other consideration, see “Severance Provisions” below.

Base Salary. Commencing July 1, 2008, Mr. Bagley was entitled to receive an annual base salary of $315,000, which was subject to increase at the discretion of the board based on an annual review. Based on its year-end reviews for fiscal 2009 and 2010, the board increased Mr. Bagley’s annual base salary for 2010 and 2011 to $347,000 and $378,230, respectively. The board did not increase Mr. Bagley’s base salary for 2012.

Annual Performance Bonus. Under his employment agreement, Mr. Bagley was eligible to receive an annual bonus based on his performance as determined by the board. The target amount of the annual performance bonus was equal to 35% of Mr. Bagley’s base salary paid or payable for the applicable calendar year, with the actual amount to be determined by the board or the compensation committee for each calendar year. Mr. Bagley was also eligible to receive an additional annual discretionary bonus in such amount as was determined by the board. For each of 2009, 2010 and 2011, the board adopted the compensation committee’s recommendations for end-of-year cash bonuses pursuant to which Mr. Bagley received cash bonuses of $100,000, $111,734 and $39,714, respectively.

Equity Incentive Grants. Prior to his termination, Mr. Bagley was eligible under his employment agreement to receive equity awards as determined by the board in its sole discretion from time to time. On May 13, 2009, we granted to Mr. Bagley options to purchase 100,000 shares of common stock at an exercise price of $0.70, which options vested in four equal installments on each of May 13, 2009, August 13, 2009, November 13, 2009, and February 13, 2010. On September 23, 2009, we granted to Mr. Bagley an award of restricted stock in the amount of 100,000 shares with transfer and forfeiture restrictions that lapsed on the first anniversary of the grant date. Effective as of December 31, 2009, the board adopted the compensation committee’s recommendations for 2009 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Mr. Bagley was awarded 50,000 shares of common stock with transfer and forfeiture restrictions that lapsed in annual installments over three years commencing on the one-year anniversary of the grant date and options to purchase 50,000 shares of common stock with an exercise price of $2.85 per share, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 31, 2010, the board adopted the compensation committee’s recommendations for 2010 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Mr. Bagley was awarded options to purchase 100,000 shares of common stock at an exercise price of $4.77, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Effective as of December 30, 2011, the board adopted the compensation committee’s recommendations for 2011 end-of-year awards of restricted stock and grants of stock options under our 2003 Stock Option Plan pursuant to which Mr. Bagley was awarded 65,380 shares of common stock with transfer and forfeiture restrictions that lapse in annual installments over three years commencing on the one-year anniversary of the grant date. Under the terms of his separation and release agreement, the vesting of certain of Mr. Bagley’s equity awards was accelerated upon his termination. See “Severance Provisions” below.

Expense Reimbursement. Under his employment agreement, Mr. Bagley was eligible for reimbursement of reasonable out-of-pocket expenses incurred by him in furtherance of our business and affairs, including reasonable travel and entertainment expenses, as well as reasonable professional dues.

Severance Provisions. Following Mr. Bagley’s termination, we entered into a separation and release agreement and a consulting agreement with Mr. Bagley after the time that he ceased to be an executive officer of the Company, and as such, we do not deem the separation and release agreement to be material to the Company. However, Mr. Bagley’s separation and release agreement generally provided that we would continue to pay Mr. Bagley an amount equal to his base salary for a period of one year following his termination on July 16, 2012, plus a lump sum payment of $71,485.47, which equals a pro rata portion of his 2012 target performance bonus, payable at the time that 2012 bonuses are paid in accordance with our regular bonus payment practices. We also agreed to pay our portion of COBRA health benefits for a period of one year following Mr. Bagley’s termination. In addition, under the terms of Mr. Bagley’s equity awards at the time of his termination, all of his shares of restricted stock and options that were not vested as of the date of his termination would be forfeited, and he would have had 90 days from the date of termination in which to exercise his vested options. However, in connection with Mr. Bagley’s termination, on July 16, 2012, the compensation committee of the Company’s board of directors and the stock plan subcommittee of the compensation committee approved certain amendments to the agreements governing his outstanding equity awards, subject to Mr. Bagley’s entry into the separation and release agreement and the consulting agreement. Accordingly, the amendments to the agreements governing Mr. Bagley’s outstanding equity awards took effect upon his entry into the separation and release agreement and the consulting agreement, namely: (i) the post-employment period within which Mr. Bagley may exercise his vested options was extended for a period of up to eighteen months following his termination date; (ii) all unvested shares of restricted stock and unvested options continue to vest in accordance with their existing schedules subject to Mr. Bagley’s continued provision of consulting services to the Company and his full compliance with the separation and release agreement and any other agreements entered into between Mr. Bagley and the Company and (iii) all unvested shares of restricted stock and unvested options vested in full on the expiration of the six month term of the consulting agreement.

Non-competition and Non-solicitation. The employment agreement provided that Mr. Bagley would not compete with us, or solicit our employees, clients or customers, for twelve months after the termination of his employment with us; and such obligations were reconfirmed by Mr. Bagley in the separation and release agreement.

Potential Payments Upon Termination or Change in Control

The following table sets forth estimated compensation that would have been payable to each of our named executive officers as severance or upon a change in control of our company under three alternative scenarios, assuming the termination triggering severance payments or a change in control took place on December 31, 2012.

Name	Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Awards ($)(3)	Welfare Benefits ($)(4)	Total ($)
Jonathan Lewis, M.D., Ph.D.
Termination without cause or with good reason prior to change in control	$700,000	—	$142,524	$18,377	$860,900
Change in control only	$500,000	—	$285,047	$36,754	$821,801
Change in control with termination without cause or good reason	$1,400,000	—	$285,047	$36,754	$1,721,801
Jason A. Amello
Termination without cause or with good reason prior to change in control	472,500	—	—	$12,310	$484,810
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	$472,500	—	$104,000	$12,310	$588,810
Caesar J. Belbel
Termination without cause or with good reason prior to change in control	$472,500	—	—	$6,140	$478,640
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	$472,500	—	$242,058	$6,140	$720,698
Hagop Youssoufian, M.Sc., M.D.
Termination without cause or with good reason prior to change in control	$607,500	—	—	—	$607,500
Change in control only	—	—	—	—	—
Change in control with termination without cause or good reason	$607,500	—	$181,321	—	$788,821

(1)	Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.
(2)	Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $4.16, which was the closing price of our common stock on the NASDAQ Capital Market on December 31, 2012.
(3)	Amounts shown represent the value of restricted stock awards upon the applicable triggering event described in the first column, based on the closing price of our common stock on the NASDAQ Capital Market on December 31, 2012.
(4)	Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section provides further information regarding the board of directors and the independence of our directors and describes key corporate governance guidelines and practices that we have adopted.

Independence of the Board of Directors

The board of directors uses the definition of independence established by The NASDAQ Stock Market. Under applicable NASDAQ rules, a director qualifies as an “independent director” if, in the opinion of the board, he or she does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that Dr. Murray Brennan, Mr. James A. Cannon, Senator Wyche Fowler, Jr., Mr. Timothy McInerney and Dr. Michael Weiser are “independent directors,” as such term is defined in NASDAQ Rule 5605(a)(2).

Board Leadership Structure

The board of directors has appointed an independent director, Dr. Murray Brennan, to serve as its non-executive Lead Director. The board has elected to separate the Lead Director function from that of the Chief Executive Officer, who serves as our principal executive officer, due to a belief that separating these functions, and empowering an independent director to chair the board meetings, will result in increased board oversight of management activities.

Director Attendance at Board and Stockholder Meetings

The board of directors met seven times during 2012, either in person or by teleconference. During 2012, each director attended at least 75% of the meetings of the board. The board also took action by written consent on one occasion during 2012.

Although we have no formal policy regarding directors’ attendance at our annual stockholders meetings, we encourage such attendance by members of the board. All of the members of the board attended our 2012 annual stockholders meeting.

Board Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on the “Investors —Corporate Governance” section of our website, www.ziopharm.com. Our website and its contents are not incorporated into this proxy statement. The current members of the committees are as follows:

	Audit	Compensation	Nominating
Jonathan Lewis, M.D., Ph.D.
Murray Brennan, M.D.|s3
James A. Cannon
Senator Wyche Fowler, Jr., J.D.
Randal J. Kirk
Timothy McInerney
Michael Weiser, M.D., Ph.D.

|s3 = Lead Director     = Chair     = Member

Audit Committee

The current members of the audit committee are Mr. James A. Cannon, who serves as the committee’s Chairman, Senator Wyche Fowler, Jr. and Dr. Michael Weiser. As set forth in the audit committee charter, the primary responsibility of the audit committee is to oversee our financial reporting processes and internal control system on behalf of the board. In that regard, the audit committee is responsible for, among other things, the appointment, compensation, retention and oversight of the work performed by the independent registered public accounting firm employed by us.

Each member of the audit committee is an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The board of directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The board has determined that at least one member of the audit committee, Mr. James A. Cannon, is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Cannon’s relevant experience includes his current service as the Chief Financial Officer of BBDO Worldwide, a position he has held for the past 20 years, and his past service as director of financial operations of the Omnicom Group.

The audit committee held four meetings during 2012, during which the audit committee held discussions with financial management and representatives from the independent registered public accounting firm prior to the filing of each quarterly report on Form 10-Q and annual report on Form 10-K with the SEC. During 2012, each member of the audit committee attended at least 75% of the meetings of the committee.

Compensation Committee

The current members of the compensation committee are Dr. Murray Brennan, who serves as the committee’s Chairman, Dr. Michael Weiser and Mr. Timothy McInerney. In addition, Randal J. Kirk served on the compensation committee from March 2011 until March 2013 pursuant a permitted exception to NASDAQ Marketplace Rule 5605(d). As set forth in the compensation committee charter, the compensation committee reviews our remuneration policies and practices and makes recommendations to the board of directors in connection with all compensation matters affecting our executive officers.

Each of Drs. Brennan and Weiser and Mr. McInerney is an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Although Mr. Kirk is not considered an “independent director” under NASDAQ Marketplace Rule 5605(a)(2), the board determined that Mr. Kirk’s service as a member of the compensation committee was appropriate and required by our best interests and those of our stockholders based upon his unique and extensive experience and record of achievement as an executive and board and compensation committee member of numerous pharmaceutical and other health care companies. The board believed that Mr. Kirk’s experience, in combination with his direct and indirect ownership of our common stock (approximately 17.9% beneficial ownership as of the Record Date), provided him with a unique perspective from which to develop executive compensation policies that aligned executives’ interests with those of our stockholders and that focus on maximizing stockholder value. In that regard, the board appointed Mr. Kirk to the compensation committee in March 2011 pursuant a permitted exception to NASDAQ Marketplace Rule 5605(d), which generally provides that compensation of executive officers be determined, or recommended to the board for determination, by either a majority of the board’s “independent directors” in a vote in which only they participate, or by a compensation committee comprised solely of “independent directors.” In accordance with requirements of the exception, Mr. Kirk’s term as a member of the compensation committee was limited to two years and for that reason, Mr. Kirk resigned from the compensation committee effective March 2013 in compliance with the exception and the board filled the vacancy on the compensation committee created by Mr. Kirk’s resignation by appointing Mr. McInerney. Mr. Kirk was not considered an “independent director” under NASDAQ Marketplace Rule 5605(a)(2) as a result of his controlling interest in, and his positions as Chairman of the board of directors and Chief Executive Officer of Intrexon Corporation, a company with which we have entered into a strategic channel partnership arrangement.

The compensation committee held three meetings during 2012, took action by written consent on four occasions and met informally on several other occasions. During 2012, each member of the compensation committee attended at least 75% of the meetings of the committee. For purposes of approving all transactions between us and our employees or directors with regard to equity compensation matters during the term of Mr. Kirk’s service on the compensation committee, the compensation committee appointed the Subcommittee comprised of the independent directors on the compensation committee. The Subcommittee held two meetings during 2012, took action by written consent on two occasions.

Corporate Governance and Nominating Committee

The current members of the corporate governance and nominating committee are Mr. Timothy McInerney, who serves as the committee’s Chairman, Dr. Murray Brennan and Senator Wyche Fowler, Jr. As set forth in the corporate governance and nominating committee charter, the primary responsibility of the corporate governance and nominating committee is to consider and make recommendations to the board of directors concerning the appropriate size, function and needs of the board and its committees. In that regard, the corporate governance and nominating committee is, among other things, responsible for establishing criteria for membership on board, recruiting and recommending candidates to fill newly created or vacant positions on the board and reviewing any candidates recommended by stockholders. In addition, the corporate governance and nominating committee evaluates and assesses the performance of the board as a whole and its committees.

Each member of the corporate governance and nominating committee is an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2), and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The corporate governance and nominating committee held two meetings during 2012. During 2012, each member of the nominating and corporate governance committee attended at least 75% of the meetings of the committee.

Director Nomination Process

The corporate governance and nominating committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full board of directors for consideration. There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the corporate governance and nominating committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, general business and industry experience, ability to act on behalf of stockholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees. Although the corporate governance and nominating committee does not have a policy with regard to the consideration of diversity in identifying director candidates, overall board diversity of industry background and experience is generally among the factors considered. The corporate governance and nominating committee believes that a board comprised of directors with diverse skills and experiences relevant to our industry and operations will result in efficient and competent oversight of our various core competencies, which include pharmaceutical development, strategic partnering, commercialization activities, regulatory compliance, corporate finance and accounting. As such, the corporate governance and nominating committee gives consideration to the interplay of a director candidate’s experience with that of other members of the board and the evolving needs of our business.

Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability, and the corporate governance and nominating committee will consider director candidates recommended by security holders. If the corporate governance and nominating committee approves a candidate for further review following an initial screening, the corporate governance and nominating committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the corporate governance and nominating committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the corporate governance and nominating committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance and nominating committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full board. The corporate governance and nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in our good corporate citizenship and image, time available for meetings and consultation on our matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the board of directors at our annual stockholders’ meeting may be submitted to the corporate governance and nominating committee by our stockholders. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the Chairperson of the corporate governance and nominating committee, in care of the our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the corporate governance and nominating committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•	The name and address of the nominating stockholder and of the director candidate;

•	A representation that the nominating stockholder is a holder of record of ours entitled to vote at the current year’s annual meeting;

•

A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to become a director of ours;

•

Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board; and

•	The consent of each nominee to serve as a director of ours if so elected.

Each of the individuals nominated for re-election to the board of directors pursuant to Proposal One were approved for such nomination by the corporate governance and nominating committee.

Risk Management and Oversight

Our risk management function is overseen by our Chief Financial Officer and Chief Legal officer, each of whom reports directly to the Chief Executive Officer. Material risks are identified and prioritized by management, and prioritized risks are referred to a board committee or the full board for oversight. For example, strategic risks are referred to the full board while financial risks are referred to the audit committee. The board reviews information regarding our credit, liquidity, and operations, as well as the risks associated with each.

Communicating with Directors

We have established means for stockholders and others to communicate with the board of directors. If a stockholder wishes to address a matter regarding our financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chairperson of the audit committee in care of the Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129. If the matter relates to our governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chairperson of the corporate governance and nominating committee in care of the Chief Financial Officer at our principal executive offices. If a stockholder is unsure where to direct a communication, the stockholder may direct it in writing to the Chairperson of the audit committee, or to any one of our independent directors, in care of the Chief Financial Officer at our principal executive officers. All of these stockholder communications will be forwarded by the Chief Financial Officer to the addressee.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Dr. Murray Brennan, Dr. Michael Weiser and Mr. Timothy McInerney. In addition, Randal J. Kirk served on the compensation committee from March 2011 until March 2013 pursuant a permitted exception to NASDAQ Marketplace Rule 5605(d). No member of the compensation committee has ever been an officer or employee of our company or any subsidiary of ours. Other than Mr. Kirk, no member of the compensation committee had any relationship with us during 2012 requiring disclosure under Item 404 of Regulation S-K of the SEC. Please see “Certain Relationships and Related Transactions” for a description of the transactions entered into with Mr. Kirk and his affiliates.

None of the executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a member of our board of directors or our compensation committee.

Code of Ethics and Business Conduct

The board of directors adopted a Code of Ethics and Business Conduct to be applicable to all officers, directors and employees. The Code of Ethics and Business Conduct is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. In addition to provisions that are applicable to officers, directors and employees generally, the Code of Ethics and Business Conduct contains provisions that are specifically applicable to our Chief Executive Officer and senior financial officer(s). The Code of Ethics and Business Conduct is available on our website at www.ziopharm.com and a copy may be obtained without charge upon written request to our Secretary at our principal executive offices at One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129. Our website and its contents are not incorporated into this proxy statement.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the last fiscal year, and has discussed them with management and our independent registered public accounting firm.

Specifically, the audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm their independence.

The audit committee, based on the review and discussions described above with management and our independent registered public accounting firm, has recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in our Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James A. Cannon

Wyche Fowler, Jr.

Michael Weiser

This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors, and the board has agreed, that the section entitled “Compensation Discussion and Analysis” as it appears above be included in this proxy statement.

COMPENSATION COMMITTEE

Murray Brennan

Timothy McInerney

Michael Weiser

This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

Compensatory Arrangements with Outside Directors

Under our director compensation policy, each non-employee director is entitled to the following:

•	an annual retainer fee of $40,000 for service on the board;

•	additional annual retainer fees for board committee service as follows:

	Chair	Other Member
Audit Committee	$15,000	$8,000
Compensation Committee	10,000	6,000
Corporate Governance and Nominating Committee	6,000	4,000

The non-executive Lead Director also receives further annualized cash compensation of $15,000. All cash retainers are paid on a quarterly basis in arrears to non-employee directors who continue to serve as members of the board on the last business day of each calendar quarter.

At the end of each calendar year, each non-employee director receives annual equity incentive grants comprised of restricted shares of our common stock and/or options to purchase shares of our common stock. The number of restricted shares and options comprising each grant is determined by the board prior to the end of each calendar year upon recommendation from the compensation committee. On December 31, 2012, the board determined to make an equity incentive grant to each non-employee director of, at each director’s election, either options to purchase 25,000 shares of our common stock with an exercise price of $4.16 per share, the fair market value of our common stock on the grant date, or such number of restricted shares of our common stock with a value equal to the foregoing options to purchase 25,000 shares of our common stock using the Black-Scholes methodology. Dr. Brennan elected to receive options to purchase 25,000 shares of our common stock. Senator Fowler, Messrs. Cannon, Kirk and McInerney, and Dr. Weiser each elected to receive 17,546 shares of restricted stock. The stock options vest in three equal annual installments and the restricted stock is subject to transfer and forfeiture restrictions that lapse in three equal annual installments, in each case beginning on the one-year anniversary of the grant date.

In addition, effective upon a director’s initial election to the board, he or she receives 25,000 restricted shares of our common stock and an option to purchase 25,000 shares of the our common stock at a price equal to the fair market value of the common stock on the grant date. The restricted stock are subject to transfer and forfeiture restrictions that lapse on the one-year anniversary of the grant date and the stock option vests in three equal annual installments.

As set forth in its written charter, the compensation committee annually, or more frequently if deemed advisable, reviews director compensation practices and recommends any changes for adoption by the full board. As such, the director compensation described above is subject to change at the discretion of the board.

2012 Non-Employee Director Compensation

The following table provides information regarding non-employee director compensation for 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Stock Awards(2) ($)	Total ($)
Murray Brennan, M.D.	$69,000	$72,995	—	$141,995
James A. Cannon	$55,000	—	$72,991	$127,991
Wyche Fowler, Jr.	$52,000	—	$72,991	$124,991
Randal J. Kirk	$46,000	—	$72,991	$118,991
Timothy McInerney	$46,000	—	$72,991	$118,991
Michael Weiser, M.D., Ph.D.	$54,000	—	$72,991	$126,991

(1)	Fees earned by each non-employee director during the fourth fiscal quarter of 2012 were actually paid to such director in the first quarter of 2013.
(2)	The amounts shown represent compensation expense recognized for financial statement purposes under ACS Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these restricted stock awards and stock options, please see Note 3 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013. These amounts reflect our accounting expense for these restricted stock awards and stock options and do not correspond to the actual value that may be recognized by the directors. As of December 31, 2012:

•

Dr. Brennan held options to purchase 197,529 shares at a weighted average exercise price of $4.20 per share, of which 145,862 shares had vested. In addition, Dr. Brennan held 52,500 shares of restricted stock, of which 47,500 shares have had transfer and forfeiture restrictions lapse.

•

Mr. Cannon held options to purchase 147,529 shares at an exercise price of $4.18 per share, of which 137,529 shares had vested. In addition, Mr. Cannon held 101,158 shares of restricted stock, of which 73,359 shares have had transfer and forfeiture restrictions lapse, and a warrant to purchase 87,500 shares at an exercise price of $4.02 per share.

•

Senator Fowler held options to purchase 172,529 shares at a weighted average exercise price of $4.21 per share, of which 145,862 shares had vested. In addition, Senator Fowler held 85,046 shares of restricted stock, of which 67,500 shares have had transfer and forfeiture restrictions lapse.

•

Mr. Kirk held options to purchase 25,000 shares at an exercise price of $5.21 per share, of which 8,333 shares had vested. In addition, Mr. Kirk held 60,123 shares of restricted stock, of which 30,859 shares have had transfer and forfeiture restrictions lapse.

•

Mr. McInerney held options to purchase 172,529 shares at a weighted average exercise price of $4.21 per share, of which 145,862 shares had vested. In addition, Mr. McInerney held 85,046 shares of restricted stock, of which 67,500 shares have had transfer and forfeiture restrictions lapse, and warrants to purchase 225,933 shares at a weighted average exercise price of $3.61 per share.

•

Dr. Weiser held options to purchase 147,529 shares at a weighted average exercise price of $4.18 per share, of which 137,529 shares had vested. In addition, Dr. Weiser held 85,719 shares of restricted stock, of which 58,359 shares have had transfer and forfeiture restrictions lapse, and warrants to purchase 18,319 shares at a weighted average exercise price of $5.09 per share.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to such amendment, repeal or modification. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

The charter also provides that we must indemnify directors and officers in certain circumstances. We believe this provision is important in attracting and retaining qualified individuals to serve as directors and executive officers.

We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. We have also entered into indemnification agreements with each of our directors and named executive officers.

There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five-percent stockholders, each of whom we refer to as a “related party.” For purposes of this discussion, a “related-party transaction” is a transaction, arrangement or relationship:

•	in which we participate;

•	that involves an amount in excess of $120,000; and

•	in which a related party has a direct or indirect material interest.

Related-Party Transaction Policy

In April 2012, the board of directors adopted our initial written policies and procedures for the review of any related-party transaction. If a related party proposes to enter into a related-party transaction, the related party must report the proposed related-party transaction to the chief legal officer. The policy calls for the proposed related-party transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the review and approval by the audit committee will occur prior to entry into the related-party transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related-party transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related-party transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-party transactions that are ongoing in nature will be reviewed annually.

A related-party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related party’s interest in the related-party transaction;

•	the approximate dollar value of the amount involved in the related-party transaction;

•	the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related-party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The audit committee may impose any conditions on the related-party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related-party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related-party transactions for purposes of the policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenues of the company receiving payment in the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee.

Certain Related-Party Transactions

Transactions with Intrexon Corporation

On January 12, 2011, Mr. Randal Kirk was appointed to our board of directors and is currently one of our principal stockholders, beneficially owning approximately 17.9% of our common stock as of the Record Date. Mr. Kirk serves as Chief Executive Officer of Intrexon Corporation, with which we entered into an Exclusive Channel Partner Agreement, or the Channel Agreement, on January 6, 2011. In partial consideration for entering into the Channel Agreement, we also entered into a Stock Purchase Agreement and Registration Rights Agreement with Intrexon on January 6, 2011.

Channel Agreement

The Channel Agreement governs a “channel partnering” arrangement in which we will use Intrexon’s technology directed towards in vivo expression of effectors in connection with the development of clinical-stage product candidates and generally to research, develop and commercialize products, in each case in which DNA is administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer. The Channel Agreement grants us a worldwide license to use specified patents and other intellectual property of Intrexon in connection with the research, development, use, importing, manufacture, sale, and offer for sale of products involving DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer, or the ZIOPHARM Products. Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of ZIOPHARM Products, and otherwise is non-exclusive. Subject to limited exceptions, we may not sublicense the rights described without Intrexon’s written consent.

Subject to certain expense allocations and other offsets provided in the Channel Agreement, we are required pay to Intrexon 50% of the cumulative net quarterly profits derived from the sale of ZIOPHARM Products, calculated on a ZIOPHARM Product-by- ZIOPHARM Product basis. We have also agreed to pay Intrexon 50% of quarterly revenue obtained from a sublicensor in the event of a sublicensing arrangement.

During 2011 and 2012, we paid Intrexon approximately $2.5 million and $11.4 million respectively for services under the Channel Agreement. For the first three months of 2013, we received invoices from Intrexon totaling approximately $1.4 million. Our prepaid balance was reduced by this amount leaving a balance of approximately $3.5 million at March 31, 2013.

Stock Purchase Agreement and Registration Rights Agreement

On January 12, 2011, and pursuant to the Stock Purchase Agreement, Intrexon purchased 2,426,235 shares of our common stock in a private placement for a total purchase price of $11,645,928. We simultaneously issued to Intrexon for no additional consideration an additional 3,636,926 shares of our common stock. Under the terms of the Stock Purchase Agreement, we agreed to issue to Intrexon an additional 3,636,926 shares of our common stock for no additional consideration under certain conditions upon dosing of the first patient in a ZIOPHARM-conducted U.S. Phase 2 clinical trial of a product candidate created, produced or developed by us using Intrexon technology. These shares were issued on November 7, 2012, and when issued, the purchase price for such shares was equal to the $0.001 par value of such shares, which price was deemed paid in partial consideration for the execution and delivery of the Channel Agreement, in accordance with the terms of the Stock Purchase Agreement. Pursuant to the Registration Rights Agreement, on May 18, 2011 we filed a registration statement with the SEC registering the resale of the shares that we have issued or may issue to Intrexon under the Stock Purchase Agreement.

Also under the Stock Purchase Agreement, Intrexon has agreed that, subject to certain conditions and restrictions and limitations, it will purchase our securities in conjunction with “qualified” securities offerings that we conduct while the Channel Agreement remains in effect. In conjunction with a particular qualified offering, Intrexon has committed to purchase up to 19.99% of the securities offering and sold therein (exclusive of Intrexon’s purchase) if requested to do so by us. However, Intrexon will not be obligated to purchase securities in a “qualified” securities offering unless we are then in substantial compliance with our obligations under the Channel Agreement and, with respect to a “qualified” securities offering that is completed following January 6, 2012, we confirm our intent that 40% of the offering’s net proceeds shall have been spent, or in the next year will be spent, by us under the Channel Agreement. In the case of a “qualified” securities offering that is completed after January 6, 2013, Intrexon’s purchase commitment is further limited to an amount equal to one-half of the proceeds spent or to be spent by us under the Channel Agreement. Intrexon’s aggregate purchase commitment for all future qualified offerings is capped at $50.0 million. We and Intrexon subsequently amended the Stock Purchase Agreement to clarify that gross proceeds from the sale of our securities to Intrexon in a qualified offering will apply against Intrexon’s $50.0 million purchase commitment regardless of whether Intrexon participates voluntarily or at our request.

Public Offering Participation

In February 2011, we completed a registered public offering of common stock in which Intrexon purchased 1,190,000 shares at a purchase price of $5.57 per share, for an aggregate purchase price of approximately $10.6 million. In February 2012, we completed a registered public offering of common stock in which Intrexon purchased 1,923,075 shares at a purchase price of $5.20 per share, for an aggregate purchase price of approximately $10.0 million. As a result of these purchases, Intrexon’s equity purchase commitment under the Stock Purchase Agreement is currently approximately $29.4 million.

Employment and Indemnification Agreements

Employment Agreements

We have entered into employment agreements with our certain of our executive officers. See “Executive Compensation — Employment and Change in Control Agreements.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and our non-employee directors. See “Executive Compensation” and “Director Compensation.”

Indemnification Agreements with Executive Officers and Directors

We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our certificate of incorporation and our bylaws indemnify each of our directors and officers to the fullest extent permitted by Delaware General Corporation Law. See “Limitation of Liability and Indemnification.”

STOCK OWNERSHIP

Directors, Officers and Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of common stock as of April 23, 2012 for:

•	each beneficial owner of more than five percent of the outstanding common stock;

•	each of the directors and named executive officers; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 22, 2013 are deemed to be outstanding and beneficially owned by the person holding the options or warrants. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 83,603,895 shares outstanding as of April 22, 2013. Addresses of individuals are in care of ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129.

Name and Address of Beneficial Owner	Outstanding Shares Beneficially Owned		Right to Acquire Within 60 Days of April 22, 2013		Total Shares Beneficially Owned	Percentage
5% Stockholders:
Intrexon Corporation(1)	13,533,162		—		13,533,162	16.2%
20358 Seneca Meadows Parkway Germantown, MD 20876
FMR LLC(2)	6,475,471		—		6,475,471	7.7
82 Devonshire Street Boston, MA 02109
Directors and Named Executive Officers:
Randal J. Kirk	14,939,747	(3)	16,667		14,956,414	17.9
Murray Brennan	52,500		145,862		198,362		*
James A. Cannon	276,158		225,029	(4)	501,187		*
Wyche Fowler, Jr.	90,046		145,862		235,908		*
Timothy McInerney	252,760		371,795	(5)	624,555		*
Michael Weiser	176,886		155,848	(6)	332,734		*
Jonathan Lewis, M.D., Ph.D.	524,776		1,139,918		1,664,694	2.0
Caesar J. Belbel	52,787		66,667		119,454		*
Hagop Youssoufian, M.Sc., M.D.	49,134		83,333		132,467		*
Jason Amello	25,000		66,667		91,667		*
Richard E. Bagley(7)	607,238		330,487		937,725	1.1
All directors and executive officers as a group (11 persons)	17,047,032		2,748,135		19,795,167	23.6

*	Less than one percent.
(1)	Mr. Kirk, directly and through certain affiliates, has voting and dispositive power over a majority of the outstanding capital stock of Intrexon, and has shared voting and dispositive power over the shares held by Intrexon. Mr. Kirk disclaims beneficial ownership of the shares held by Intrexon, except to the extent of any pecuniary interest therein.
(2)	Based solely on a Schedule 13G, as amended, filed with the SEC on April 10, 2013. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of

6,475,471 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d is Chairman of FMR LLC. Mr. Johnson and FMR LLC, through its control of Fidelity, and the Fidelity funds each has sole power to dispose of the 6,475,471 shares owned by the funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.
(3)	Consists of (i) 1,346,462 shares held by Kapital Joe, LLC, an affiliate of Randal J. Kirk, (ii) 60,123 shares over which Randal J. Kirk has sole voting and dispositive power and (iii) the shares described in footnote (1). Mr. Kirk has shared voting and dispositive power over the shares held by Kapital Joe, LLC and the shares described in footnote (1). Mr. Kirk disclaims beneficial ownership of the shares held by Kapital Joe, LLC and the shares described in footnote (1), except to the extent of any pecuniary interest therein.
(4)	Includes 87,500 shares of the Company’s common stock pursuant to outstanding warrants issued on December 9, 2009 which expire December 9, 2014.
(5)	Includes: (i) 80,737 shares of the Company’s common stock pursuant to outstanding warrants issued on May 3, 2006 which expire May 3, 2013, (ii) 90,298 shares of the Company’s common stock pursuant to outstanding warrants issued on September 15, 2009 which expire September 15, 2014, (iii) 25,000 shares of the Company’s common stock pursuant to outstanding warrants issued on December 9, 2009 which expire December 9, 2014 and (iv) 29,898 shares of the Company’s common stock pursuant to outstanding warrants issued on April 14, 2010 which expire December 9, 2014.
(6)	Includes 18,319 shares of the Company’s common stock pursuant to outstanding warrants issued on May 3, 2006 which expire May 3, 2013.
(7)	Mr. Bagley was terminated as our President and Chief Operating Officer and resigned as a member of our board of directors on July 16, 2012. The information reported for Mr. Bagley is based on information available to the Company as of his termination date and may not reflect his current beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as stockholders beneficially owning more than ten percent of the outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership with respect to common stock. All of these reporting persons are required by SEC regulations to furnish us with copies of all reports they file with the SEC pursuant to Section 16(a).

Based solely on our review of the copies of such forms received by us and written representations of our directors and executive officers received by us, we believe each reporting person filed on a timely basis all of the reports required to be filed pursuant to Section 16(a) in 2012, except that a Form 4 was not filed on behalf of Dr. Youssoufian in connection with the forfeiture of 15,740 shares of our common stock on July 11, 2012 to satisfy withholding tax obligations upon the vesting of a restricted stock grant. Such forfeiture was reported on a Form 5 filed with the SEC on January 3, 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

Audit and Related Fees

McGladrey LLP served as our independent registered public accounting firm for the years ended December 31, 2012 and 2011. The following table presents the collective fees billed by McGladrey LLP during such years. These fees relate to professional services rendered for (a) audits of our financial statements, (b) reviews of our quarterly financial statements and (c) services related to other regulatory filings:

Fee Category	2012	2011
Audit fees	$162,382	$199,401

We did not incur any fees of McGladrey LLP for audit-related, tax or other services in 2012 or 2011.

Audit Committee Pre-Approval Policy and Procedures

The audit committee charter provides that all audit and non-audit accounting services that are permitted to be performed by our independent registered public accounting firm under applicable rules and regulations must be pre-approved by the audit committee or by designated independent members of the audit committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002. All services performed by McGladrey LLP in 2012 and 2011 have been pre-approved in accordance with the charter.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax, and other services expected to be performed by the independent registered public accounting firm in the following fiscal year is presented to the audit committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the audit committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the audit committee who are independent directors. In the event such authority is so delegated, the full audit committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During 2012, the audit committee functioned in conformance with these procedures.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker. Direct your written request to ZIOPHARM Oncology, Inc., One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts 02129, Attention: Secretary or contact our Secretary at (617) 259-1970. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ZIOPHARM Oncology, Inc.

Caesar J. Belbel

Executive Vice President, Chief Legal Officer and Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000178407_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Jonathan Lewis 02 Murray Brennan 03 James A. Cannon 04 Wyche Fowler, Jr. 05 Randal J. Kirk 06 Timothy McInerney 07 Michael Weiser ZIOPHARM ONCOLOGY, INC. ATTN: CORPORATE SECRETARY ONE FIRST AVENUE, PARRIS BLDG #34 NAVY YARD PLAZA BOSTON, MA 02129 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for 2013; and 3. To approve, on an advisory basis, the compensation of our named executive officers as identified in the proxy statement for the annual meeting. NOTE: To transact any other business as may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000178407_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com . ZIOPHARM ONCOLOGY, INC. Annual Meeting of Stockholders June 19, 2013 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jonathan Lewis and Caesar J. Belbel or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZIOPHARM ONCOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 11:00 AM, EST on 6/19/2013, at the principal executive offices of the Company at One First Avenue, Parris Bulding 34, Navy Yard Plaza, First Floor, Boston, Massachusetts 02129, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side